   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 5, 1994
                                                       REGISTRATION NO. 33-52525
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              AMENDMENT NO. 2

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                                ---------------

 ENSERCH CORPORATION      ENSERCH CAPITAL L.L.C.         ENSERCH PREFERRED
                                                         CAPITAL, INC.
     (EXACT NAME OF             (EXACT NAME OF
     REGISTRANT AS              REGISTRANT AS              (EXACT NAME OF
    SPECIFIED IN ITS           SPECIFIED IN ITS            REGISTRANT AS
     CHARTER)                   CHARTER)                  SPECIFIED IN ITS
                                                           CHARTER)

          TEXAS                     DELAWARE                  DELAWARE
                               (STATE OR OTHER            (STATE OR OTHER
     (STATE OR OTHER           JURISDICTION OF            JURISDICTION OF
     JURISDICTION OF           INCORPORATION OR           INCORPORATION OR
     INCORPORATION OR           ORGANIZATION)            ORGANIZATION)
    ORGANIZATION)

        75-0399066                 75-2527254                75-2530196

     (I.R.S. EMPLOYER         (I.R.S. EMPLOYER           (I.R.S. EMPLOYER
 IDENTIFICATION NO.)           IDENTIFICATION NO.)     IDENTIFICATION NO.)


                                 ENSERCH CENTER
                           300 SOUTH ST. PAUL STREET
                              DALLAS, TEXAS 75201
                                  214-651-8700

       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING

          AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                          WILLIAM T. SATTERWHITE, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                              ENSERCH CORPORATION
                                 ENSERCH CENTER
                           300 SOUTH ST. PAUL STREET
                              DALLAS, TEXAS 75201
                                  214-670-2175

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                           OF AGENT FOR SERVICE)

                                    COPY TO:
                                ARNOLD H. TRACY
                     MUDGE ROSE GUTHRIE ALEXANDER & FERDON
                                180 MAIDEN LANE
                            NEW YORK, NEW YORK 10038

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of the Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER + +TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF + +THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD + +BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 5, 1994

         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL    , 1994

                               PREFERRED SECURITIES
                             ENSERCH CAPITAL L.L.C.
       % CUMULATIVE MONTHLY INCOME PREFERRED SECURITIES, SERIES A ("MIPS"*)
              (LIQUIDATION PREFERENCE $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                             ENSERCH CORPORATION
                                  ----------

  The   % Cumulative Monthly Income Preferred Securities, Series A (the "Series
A Preferred Securities") representing the preferred limited liability company interests offered hereby are being issued by Enserch Capital L.L.C., a limited liability company formed under the laws of the State of Delaware ("Enserch Capital"). All of the common limited liability company interests of Enserch Capital are beneficially owned by ENSERCH Corporation, a Texas corporation ("ENSERCH"). Enserch Capital was formed solely for the purpose of issuing securities and making loans (the "Loans") of the net proceeds thereof to ENSERCH or its subsidiaries.

  The Series A Preferred Securities will entitle holders to receive cumulative
preferential cash dividends, at an annual rate of   % of the liquidation
preference of $25 per Series A Preferred Security, accruing from the date of original issuance and payable monthly in arrears on the last day of each calendar month of each year, commencing April 30, 1994. The payment of dividends, if and to the extent declared out of moneys held by Enserch Capital, and payments on liquidation or redemption with respect to the Series A Preferred Securities are guaranteed by ENSERCH to the extent described herein. If ENSERCH fails to make interest payments on the Loans, Enserch Capital will have insufficient funds to declare or pay dividends on the Series A Preferred Securities. The ENSERCH guarantee does not cover payment of such undeclared dividends. In such event, the remedy of a holder of Series A Preferred Securities is to enforce the Loans. See "Description of the Loans-- Enforcement". For a discussion of the terms and limitations of the Guarantee, see "Description of the Guarantee."

  The Series A Preferred Securities are redeemable, at the option of Enserch Capital (with ENSERCH's consent), in whole or in part, from time to time, on or after April 30, 1999, at $25 per Series A Preferred Security plus accumulated and unpaid dividends to the date fixed for redemption (the "Redemption Price"), and will be redeemed at such price from the proceeds of any repayment of the loan of the proceeds hereof to a subsidiary of ENSERCH. In addition, if at any time Enserch Capital or ENSERCH is or would be required to pay certain additional amounts or to withhold or deduct certain amounts and under certain circumstances following the occurrence of a Tax Event (as defined herein) or an Investment Company Act Event (as defined herein), the Series A Preferred Securities are redeemable at the Redemption Price at the option of Enserch Capital (with ENSERCH's consent), from time to time. In addition, upon the occurrence of such a Tax Event or an Investment Company Act Event, ENSERCH may
cause Enserch Capital to exchange   % Subordinated Debentures of ENSERCH for
the Series A Preferred Securities in whole. If issued, ENSERCH will use its
best efforts to have the   % Subordinated Debentures listed on the same
exchange on which the Series A Preferred Securities are then listed. See "Description of the Series A Preferred Securities--Optional Redemption" and
"Special Event Redemption or Exchange" and "Description of   % Subordinated
Debentures".
  In the event of the liquidation of Enserch Capital, holders of Series A Preferred Securities will be entitled to receive for each Series A Preferred Security a liquidation preference of $25 plus accumulated and unpaid dividends to the date of payment, unless the Series A Preferred Securities have
previously been exchanged for   % Subordinated Debentures and subject to
certain limitations. See "Description of the Series A Preferred Securities-- Liquidation Distribution".
  For a description of the various contractual backup undertakings of ENSERCH relating to the Series A Preferred Securities, see "Description of the Guarantee", "Description of the Loans" and "Description of the Loan Guarantee" herein.
                                  ----------
  SEE "CERTAIN INVESTMENT CONSIDERATIONS" FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SERIES A PREFERRED SECURITIES, INCLUDING CIRCUMSTANCES UNDER WHICH PAYMENT OF DIVIDENDS ON THE SERIES A PREFERRED SECURITIES MAY BE DEFERRED.
                                  ----------
  Application has been made to list the Series A Preferred Securities on the New York Stock Exchange.
                                  ----------
 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
    PASSED UPON  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS  SUPPLEMENT OR
      THE PROSPECTUS  TO  WHICH  IT RELATES.  ANY  REPRESENTATION  TO  THE
       CONTRARY IS A CRIMINAL OFFENSE.

                              INITIAL PUBLIC UNDERWRITING       PROCEEDS TO
                              OFFERING PRICE COMMISSION(1) ENSERCH CAPITAL(2)(3)
                              -------------- ------------- ---------------------
Per Series A Preferred Secu-
 rity.......................       $              (2)               $
Total.......................       $              (2)               $

- -----
(1) Enserch Capital and ENSERCH have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(2) In view of the fact that the proceeds of the sale of the Series A Preferred Securities will ultimately be loaned to ENSERCH, under the Underwriting Agreement ENSERCH has agreed to pay to the Underwriters as compensation ("Underwriters' Compensation") for their arranging the loan of such
    proceeds, $      per Series A Preferred Security (or $         in the
    aggregate); provided that such compensation will be $   per Series A
    Preferred Security sold to certain institutions. Therefore, to the extent that Series A Preferred Securities are sold to such institutions, the actual amount of Underwriters' Compensation will be less than the amount specified in the preceding sentence. See "Underwriting".
(3) Expenses of the offering which are payable by ENSERCH, are estimated to be
    $       .
                                  ----------

  The Series A Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Series A Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company on or
about April   , 1994.
- -----
* An application has been filed by Goldman, Sachs & Co. with the United States Patent and Trademark Office for the registration of the MIPS servicemark.
GOLDMAN, SACHS & CO.
      BEAR, STEARNS & CO. INC.
            KIDDER PEABODY & CO.
                  INCORPORATED
                        LEHMAN BROTHERS
                              PAINEWEBBER INCORPORATED
                                                      SMITH BARNEY SHEARSON INC.
                                  ----------
            The date of this Prospectus Supplement is       , 1994.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

  FOR NORTH CAROLINA PURCHASERS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

                               ----------------

                            ENSERCH CAPITAL L.L.C.

  Enserch Capital is a limited liability company which was formed under the Delaware Limited Liability Company Act (the "Delaware Act") by filing a Certificate of Formation with the Delaware Secretary of State on March 4, 1994. The initial members of Enserch Capital are ENSERCH and Enserch Preferred Capital, Inc., a Delaware corporation ("Enserch Preferred") and a wholly owned subsidiary of ENSERCH. ENSERCH and Enserch Preferred entered into a limited liability company agreement dated as of March 4, 1994. Such limited liability company agreement will be amended and restated in its entirety (as so amended and restated, the "Limited Liability Company Agreement") substantially in the form filed as an exhibit to the Registration Statement of which the accompanying Prospectus forms a part prior to the sale of the Series A Preferred Securities offered hereby. The principal executive offices of Enserch Capital are c/o ENSERCH Corporation, 300 South St. Paul Street, Dallas, Texas 75201, and the telephone number is (214) 651-8700.

  Enserch Capital is a separate legal entity under the laws of the State of Delaware and is distinct from its owners, who are known as "members." A Delaware limited liability company is similar to a Delaware corporation in providing limited liability to its members in a manner similar to that provided to stockholders of a Delaware corporation. Therefore, unless expressly provided in a limited liability company agreement or otherwise agreed, under Delaware law no general liability exists for members or managers of a Delaware limited liability company. The Limited Liability Company Agreement of Enserch Capital provides that ENSERCH will have general liability for the debts and obligations of Enserch Capital in the same manner as a general partner of a Delaware limited partnership. Under Delaware law, members who hold Series A Preferred Securities (other than ENSERCH) will not be liable for the debts, obligations and liabilities of Enserch Capital, whether arising in contract, tort or otherwise, solely by reason of being a member of Enserch Capital.

  A Delaware limited liability company may be managed by its members or by a manager. Enserch Capital is managed by ENSERCH as its Class A Member and exists for the sole purpose of issuing its limited liability company interests and lending the proceeds thereof to ENSERCH and/or its subsidiaries. Pursuant to the terms of the Limited Liability Company Agreement, ENSERCH and Enserch Preferred will continue to be members of Enserch Capital. ENSERCH will hold the Class A common limited liability company interests and Enserch Preferred will hold the Class B common limited liability company interests in Enserch Capital (collectively, the "Common Securities"). The members who hold Series A Preferred Securities will be designated as Class C Members and will hold preferred limited liability company interests in Enserch Capital. The rights of the Class C Members, including economic rights, rights to information and voting rights, are set forth in the Limited Liability Company Agreement and the Delaware Act. See "Description of the Series A Preferred Securities".

                              ENSERCH CORPORATION

  ENSERCH is an integrated company focused on natural gas. It is the successor to a company originally organized in 1909 for the purpose of providing natural gas service to North Texas. ENSERCH's operations include: natural gas transmission and distribution; natural gas and oil exploration and production; natural gas liquids processing; and power and other.

                      SELECTED FINANCIAL DATA OF ENSERCH

  The selected financial data for each of the five years in the period ended December 31, 1993, is derived from ENSERCH'S consolidated financial statements and selected financial data included in ENSERCH'S Form 10-K for the year ended December 31, 1993.

                                  AS OF OR FOR YEAR ENDED DECEMBER 31,
                              ------------------------------------------------
                                1993      1992      1991      1990      1989
                              --------  --------  --------  --------  --------
                                (IN MILLIONS EXCEPT RATIO AND PER SHARE
                                                AMOUNTS)
INCOME STATEMENT DATA ON
CONTINUING OPERATIONS:
Revenues....................  $1,902.1  $1,714.6  $1,654.1  $1,701.4  $1,716.5
                              ========  ========  ========  ========  ========
Operating Income............  $   72.8  $  112.2  $  137.1  $  147.2  $  180.2
Other Income (Expense)--Net.        .2     (12.5)     14.0      49.3        .7
Interest Expense............     (80.2)    (97.0)    (95.6)   (101.5)    (95.0)
Income (Taxes) Benefit......      (7.5)       .8     (17.7)    (25.6)    (21.6)
                              --------  --------  --------  --------  --------
Income (Loss) from Continu-
 ing Operations.............     (14.7)      3.5      37.8      69.4      64.3
Discontinued Operations.....      73.9     (16.2)    (18.7)     33.4       9.1
Extraordinary Item..........               (15.3)
                              --------  --------  --------  --------  --------
Net Income (Loss)...........  $   59.2  $  (28.0) $   19.1  $  102.8  $   73.4
                              ========  ========  ========  ========  ========
Income (Loss) from Continu-
 ing Operations Per Share...  $   (.41) $   (.14) $    .36  $    .84  $    .84
Cash Dividends Declared Per
 Share of Common Stock......  $    .20  $    .80  $    .80  $    .80  $    .80
Average Common and Dilutive
 Common Equivalent
 Shares Outstanding.........      66.6      65.7      65.1      65.0      59.8
Consolidated Ratio of Earn-
 ings to Fixed Charges (a)..       .93      1.02      1.49      1.80      1.76
Consolidated Ratio of Earn-
 ings to Combined
 Fixed Charges and Preferred
 Stock Dividends (a)........       .82       .92      1.25      1.54      1.50
BALANCE SHEET DATA:
Property, Plant and Equip-
 ment--Net..................  $2,118.1  $2,065.8  $2,152.1  $2,118.0  $2,046.3
Total Assets................  $2,760.3  $3,145.7  $3,163.1  $3,264.2  $3,254.2
Net Working Capital (Defi-
 ciency)....................  $ (195.5) $    2.5  $  (42.2) $   64.3  $  (23.0)
Current Ratio...............       .72      1.00       .95      1.08       .97
Unused Lines of Credit......  $  635.0  $  485.0  $  650.0  $  600.0  $  600.0
Capitalization (includes
 current maturities):
 Senior long-term debt......  $  638.8  $  865.3  $  757.6  $  772.5  $  727.1
 Convertible subordinated
  debentures................      90.8      90.8     205.7     215.7     215.7
 Preferred stock............     175.0     175.0     175.0     175.0     175.0
 Common shareholders' equi-
  ty........................     646.7     604.6     686.3     723.9     701.3
                              --------  --------  --------  --------  --------
 Total Capitalization.......  $1,551.3  $1,735.7  $1,824.6  $1,887.1  $1,819.1

- --------

(a) For purposes of computing the ratios for continuing operations: (i) "fixed charges" represent interest expense, capitalized interest and the portion of rental expense representing the interest factor for continuing operations, and (ii) "earnings" represent the aggregate of income from continuing operations before extraordinary items, income taxes, amortization of previously capitalized interest and fixed charges deducted from earnings.

  For the purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, the preferred stock dividend requirements were assumed to be equal to the pretax earnings from continuing operations which would be required to cover such dividend requirements computed using the effective tax rates for the applicable period to the extent not antidilutive.

  For the year ended December 31, 1993, fixed charges exceeded earnings by $6.6 million. For the years ended December 31, 1993 and 1992, combined fixed charges and preferred stock dividends exceeded earnings by $19.3 million and $10.3 million, respectively.

  For the year 1993, excluding unusual charges (adverse judgment in litigation, write-off of non U.S. gas and oil assets, charge for efficiency enhancements and severance expenses, and the effect on deferred federal income taxes resulting from the 1% increase in the statutory federal income tax rate on corporations) the ratio of earnings to fixed charges would have been 1.71 and ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.42.

                           CAPITALIZATION OF ENSERCH

  The following table sets forth the consolidated short-term borrowings and capitalization of ENSERCH and its subsidiaries as of December 31, 1993, after giving pro forma effect to the transactions described in Note (b) to the table and as adjusted to give effect to the sale of the Series A Preferred Securities offered hereby and the application of the net proceeds therefrom as described under "Use of Proceeds".

                                                                 AS
                                    OUTSTANDING PRO FORMA(B)  ADJUSTED  PERCENT
                                    ----------- ------------ ---------- -------
                                          (IN THOUSANDS EXCEPT PERCENTS)
Commercial Paper Borrowings(c)..... $   31,500   $  101,350  $
                                    ==========   ==========  ==========
Senior Long-Term Debt(a)........... $  638,827   $  714,634  $                %
Convertible Subordinated Deben-
 tures.............................     90,750       90,750
Series A Preferred Securities of
 Enserch Capital...................          0            0
Adjustable Rate Preferred Stock....    175,000      100,000
Common Shareholders' Equity........    646,718      645,690
                                    ----------   ----------  ----------  -----
  Total Capitalization............. $1,551,295   $1,551,074  $           100.0%
                                    ==========   ==========  ==========  =====

- --------
(a) Includes current maturities of $10,600.

(b) The pro forma column gives effect to (i) the issuance in February 1994 of $150 million principal amount of 6 3/8% Notes Due 2004 and the application of the net proceeds therefrom to redeem fully the outstanding Adjustable Rate Cumulative Preferred Stock, Series D and all outstanding sinking fund debentures and (ii) the increase in commercial paper during January 1994.

(c) Commercial Paper Borrowings were $169,100 at March 18, 1994.

                                USE OF PROCEEDS

  The proceeds from the sale of the Series A Preferred Securities will be loaned to Enserch Preferred and reloaned to ENSERCH pursuant to the Loan Agreements described herein and, ultimately used by ENSERCH to [repay or refinance indebtedness of ENSERCH. Pending use for these purposes, ENSERCH may invest the proceeds from the sale of the Series A Preferred Securities in short-term obligations.] In view of the loan of such proceeds to Enserch Preferred and the reloan to ENSERCH, the Underwriting Agreement provides that ENSERCH will pay the Underwriters' Compensation to the Underwriters, as set forth in Note (3) on the cover page of this Prospectus Supplement.

                       CERTAIN INVESTMENT CONSIDERATIONS

  Prospective purchasers of Series A Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the Prospectus and should particularly consider the following matters.

  SUBORDINATION OF ENSERCH OBLIGATIONS

    ENSERCH'S obligations under the Guarantee (as defined herein) are subordinate and junior in right of payment to all other liabilities of ENSERCH and the obligations of ENSERCH and Enserch Preferred under the Loan Agreements (as defined herein) and the Loan Guarantee (as defined herein) are subordinate and junior in right of payment to Senior Indebtedness of ENSERCH and Enserch Preferred. See "Description of the Guarantee--Status of the Guarantee", "Description of Loans--Subordination" and "Description of the Loan Guarantee--Status of the Loan Guarantee". At March 31, 1994, ENSERCH had approximately $989 million of outstanding indebtedness, including approximately $714 million of outstanding Senior Indebtedness, $184 million of commercial paper borrowings and $91 million of outstanding convertible subordinated indebtedness, as well as approximately $1.1 billion of other liabilities reflected on its balance sheet, all of which would rank senior to the Guarantee. There are no provisions in the Series A Preferred Securities, the Loan Agreements, the Loan Guarantee or the Guarantee which limit ENSERCH's ability to incur additional indebtedness, including indebtedness that ranks senior to the Guarantee, the Loan Agreements and the Loan Guarantee.

  OPTION TO EXTEND INTEREST PAYMENT PERIOD

    ENSERCH and Enserch Preferred have the right under the Loan Agreements to jointly extend interest payment periods for up to 60 months, and, as a consequence, monthly dividends on the Series A Preferred Securities can be deferred (but will continue to accumulate) by Enserch Capital during any such extended interest payment period. In the event that ENSERCH and Enserch Preferred exercise this right, neither ENSERCH nor Enserch Preferred may declare dividends on any share of its capital stock. Enserch Capital and ENSERCH currently believe that the extension of a payment period is unlikely. See "Description of the Loans--Option to Extend Interest Payment Period". In addition, if Enserch Capital fails to pay dividends on the Series A Preferred Securities for 18 monthly dividend periods, the holders of a majority of the outstanding Series A Preferred Securities will be entitled to appoint a trustee to enforce Enserch Capital's and Enserch Preferred's rights under the Loans (as hereinafter defined) and ENSERCH's obligations under the Guarantee and the Loan Guarantee and declare and pay dividends on the Series A Preferred Securities. Notwithstanding the appointment of any such trustee, ENSERCH and Enserch Preferred retain all rights under the Loan Agreements, including the right to jointly extend the interest payment period for up to 60 months as provided under "Description of the Loans--Option to Extend Interest Payment Period". During any such extension, dividends on Series A Preferred Securities will be deferred, but holders will be required to include interest from the Loans in income for federal tax purposes. See "Description of the Series A Preferred Securities--Voting".

  TAX CONSEQUENCES OF EXTENDED INTEREST PAYMENT PERIOD

    Should an extended interest payment period occur, Enserch Capital will continue to accrue income for U.S. federal income tax purposes which will be allocated, but not distributed, to record holders of Series A Preferred Securities. As a result, such a holder will include such interest in gross income for U.S. federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income if such a holder disposes of the Series A Preferred Securities prior to the record date for payment of dividends. See "United States Taxation--Potential Extension of Interest Payment Period". However, in the event an extended interest payment period occurs following the occurrence of a Special Loan Tax Event under circumstances where ENSERCH elects to have the Series A Preferred Securities remain outstanding, holders will not be required to include any amount in gross income for U.S. federal income tax purposes in advance of the receipt of cash.

  SPECIAL EVENT REDEMPTION OR EXCHANGE

    ENSERCH has become aware that the Department of the Treasury is studying the federal income tax treatment of the interest payable on obligations similar to the Loans. While ENSERCH is unable to predict the outcome of this matter, in the event that the Department of the Treasury issues an official interpretation of law or regulation to the effect that the consolidated tax group of which ENSERCH is the common parent shall not be entitled to deduct interest for Federal income tax purposes with respect to the amounts being loaned by Enserch Capital to members of such consolidated group, the Series A Preferred Securities would be subject to redemption or exchange at the option of ENSERCH and/or Enserch Capital, or, alternatively, could be left outstanding, as described under "Description of the Series A Preferred Securities--Special Event Redemption or Exchange."

               DESCRIPTION OF THE SERIES A PREFERRED SECURITIES

GENERAL

  All of the limited liability company interests of Enserch Capital other than the Series A Preferred Securities are owned directly or indirectly by ENSERCH. The Limited Liability Company Agreement will authorize and create the Series A Preferred Securities and will authorize ENSERCH as holder of the Class A common limited liability company interests in Enserch Capital (the "Class A Member") to establish other classes of preferred limited liability company interests having such preferred, deferred or other special rights or such restrictions, whether in regard to dividends, voting, return of capital or otherwise, as the Class A Member may determine. The Series A Preferred Securities constitute a series of preferred limited liability company interests (the "Preferred Securities") in Enserch Capital, which Preferred Securities may be issued from time to time in one or more series as described in the accompanying Prospectus. The Limited Liability Company Agreement will not permit the issuance of any Preferred Securities of Enserch Capital ranking, as to participation in profits or the assets of Enserch Capital, senior to the Series A Preferred Securities. The summary of certain terms and provisions of the Series A Preferred Securities set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Limited Liability Company Agreement. The Limited Liability Company Agreement will be substantially in the form filed as an exhibit to the Registration Statement of which the accompanying Prospectus forms a part.

DIVIDENDS

  Dividends on the Series A Preferred Securities will be cumulative, will
accrue from April   , 1994 and will be payable monthly in arrears on the last
day of each calendar month of each year, commencing April 30, 1994, when, as and if declared by Enserch Capital, except as otherwise described below.

  The dividends payable on each Series A Preferred Security will be fixed at a
rate per annum of   % of the stated liquidation preference thereof ($25).

  The amount of dividends payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full monthly dividend period, will be computed on the basis of the actual number of days elapsed in such period. Accrued and unpaid dividends on Series A Preferred Securities will accrue additional dividends in respect thereof compounded monthly on the last day of each calendar month at the dividend rate per annum on the Series A Preferred Securities. Payment of dividends is limited in relation to the amount of funds held by Enserch Capital and legally available therefor.

  Dividends on the Series A Preferred Securities must be declared by the Class A Member of Enserch Capital in any calendar year or portion thereof to the extent that the Class A Member reasonably anticipates that at the time of payment Enserch Capital will have, and must be paid by Enserch Capital to the extent that at the time of proposed payment it has, (x) funds legally available for the payment of such dividends and (y) cash on hand sufficient to permit such payments. It is anticipated that Enserch Capital's earnings will be limited to payments under the Loans to Enserch Preferred of the proceeds from the issuance and sale of the Series A Preferred Securities and the Common Securities. See "Description of the Loans--Interest".

  Dividends declared on the Series A Preferred Securities will be payable to the holders thereof as they appear on the books and records of Enserch Capital on the relevant record dates, which will be one Business Day prior to the relevant payment dates. Subject to any applicable laws and regulations and the provisions of the Limited Liability Company Agreement, each such payment will be made as described under "Book-Entry-Only Issuance--The Depository Trust Company" below. In the event that any date on which dividends are payable on the Series A Preferred Securities is not a Business Day, then payment of the dividend payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

CERTAIN RESTRICTIONS ON ENSERCH CAPITAL

  If dividends have not been paid in full on the Series A Preferred Securities, Enserch Capital shall not:

    (i) pay, or declare and set aside for payment, any dividends on any other Preferred Securities ranking pari passu with the Series A Preferred Securities as regards participation in profits of Enserch Capital ("Capital Dividend Parity Securities"), unless the amount of any dividends declared on any Capital Dividend Parity Securities is paid on the Capital Dividend Parity Securities and the Series A Preferred Securities on a pro rata basis on the date such dividends are paid on such Capital Dividend Parity Securities, so that

      (x) (a) the aggregate amount of dividends paid on the Series A Preferred Securities bears to (b) the aggregate amount of dividends paid on such Capital Dividend Parity Securities the same ratio as

      (y) (a) the aggregate of all accumulated arrears of unpaid dividends in respect of the Series A Preferred Securities bears to (b) the aggregate of all accumulated arrears of unpaid dividends in respect of such Capital Dividend Parity Securities;

    (ii) pay, or declare and set aside for payment, any dividends or other distribution on any limited liability company interests of Enserch Capital ranking junior to the Series A Preferred Securities as to dividends ("Capital Dividend Junior Securities"); or

    (iii) redeem, purchase or otherwise acquire any Capital Dividend Parity Securities or any Capital Dividend Junior Securities;

until, in each case, such time as all accumulated and unpaid dividends on the Series A Preferred Securities shall have been paid in full for all dividend periods terminating on or prior to, in the case of clause (i) and (ii), such payment and, in the case of clause (iii), the date of such redemption, purchase or acquisition.

  As of the date of this Prospectus Supplement, there are no Capital Dividend Parity Securities outstanding, and Enserch Capital does not have any current plans to issue Capital Dividend Parity Securities.

OPTIONAL REDEMPTION

  The Series A Preferred Securities are redeemable, at the option of Enserch Capital and subject to the prior consent of ENSERCH, in whole or in part from time to time, on or after April 30, 1999, upon not less than 30 nor more than 60 days' notice, at the redemption price of $25 per Series A Preferred Security, plus accumulated and unpaid dividends (whether or not declared) to the date fixed for redemption (the "Redemption Price"). In the event that fewer than all the outstanding Series A Preferred Securities are to be so redeemed, the Series A Preferred Securities to be redeemed will be selected as described under "Book-Entry-Only Issuance--The Depository Trust Company" below. If a partial redemption would result in a delisting of the Series A Preferred Securities, Enserch Capital may only redeem the Series A Preferred Securities in whole.

  If at any time after the issuance of the Series A Preferred Securities, Enserch Capital is or would be required to pay Additional Amounts (as hereinafter defined) or ENSERCH is or would be required to withhold or deduct certain amounts as described under "Description of the Guarantee--Additional Amounts" herein, then, subject to the prior consent of ENSERCH, Enserch Capital may, at its option, upon not less than 30 nor more than 60 days' notice to the holders of the Series A Preferred Securities, redeem the Series A Preferred Securities in whole or, if such requirement relates only to certain of the Series A Preferred Securities, the Series A Preferred Securities subject to such requirement, in each case at the Redemption Price; provided that, in the case of such a redemption of Series A Preferred Securities in part, Enserch Capital will (i) cause the global certificates representing all of the Series A Preferred Securities to be withdrawn from The Depository Trust Company or its successor securities depository (see "Book-Entry-Only Issuance--The Depository Trust Company" below), (ii) issue certificates in definitive form representing Series A Preferred Securities and
(iii) redeem the Series A Preferred Securities subject to such requirement to withhold or deduct Additional Amounts; and provided further that if a partial redemption would result in a delisting of the Series A Preferred Securities, Enserch Capital may only redeem the Series A Preferred Securities in whole.

SPECIAL EVENT REDEMPTION OR EXCHANGE

  If a Tax Event or an Investment Company Event (as defined below) (collectively, a "Special Event") shall occur and be continuing, ENSERCH and/or Enserch Capital shall elect to either (i) redeem the Series A Preferred Securities in whole (and not in part), upon not less than 30 or more than 60 days' notice at the Redemption Price within 90 days following the occurrence of such Special Event, or (ii) dissolve Enserch Capital and cause to be distributed to holders of Series A Preferred Securities in liquidation of such holders' interests in Enserch Capital, within 90 days following the occurrence
of such Special Event,    % Subordinated Debentures of ENSERCH described under
"Description of the    % Subordinated Debentures" (the "   % Subordinated
Debentures"), provided that if the Special Event is a Special Loan Tax Event (as defined in clause (ii) of the definition of Tax Event) or an Investment Company Event, ENSERCH and/or Enserch Capital shall have received an opinion of nationally recognized independent counsel experienced in such matters to the effect that the holders of the Series A Preferred Securities will not recognize any gain or loss on the exchange of their Series A Preferred
Securities for    % Subordinated Debentures, or (iii) if the Special Event is
solely a Special Loan Tax Event (as defined in clause (ii) of the definition of Tax Event), cause the Series A Preferred Securities to remain outstanding.

  "Tax Event" means that ENSERCH or Enserch Capital shall have obtained an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of any amendment to, or change in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such
laws or regulations, which amendment or change is effective on or after      ,
1994, and which change cannot be avoided by the use of any reasonable measures available to ENSERCH or Enserch Capital, there is a substantial increase in risk that (i) Enserch Capital is subject to federal income tax with respect to interest received on the Loans to Enserch Preferred or (ii) the consolidated tax group of which ENSERCH is the common parent shall not be entitled to deduct interest for Federal income tax purposes with respect to the amounts being loaned by Enserch Capital to members of such consolidated group (a Tax Event occurring solely by reason of this clause (ii), a "Special Loan Tax Event").

  "Investment Company Event" means the occurrence of a change in law or regulation or a written change in official interpretation of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 40 Act Law") to the effect that Enserch Capital is or will be considered an "Investment Company" required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in
40 Act Law becomes effective on or after      , 1994; provided that no
Investment Company Event shall be deemed to have occurred if ENSERCH and/or Enserch Capital delivers a written opinion of nationally recognized independent counsel to Enserch Capital experienced in practice under the 1940 Act, to the effect that ENSERCH and/or Enserch Capital has successfully taken either of the steps set forth in (i) or (ii) below to avoid such Change in 40 Act Law so that in the opinion of such counsel, notwithstanding such Change in 40 Act Law, Enserch Capital is not required to be registered as an "investment company" within the meaning of the 1940 Act. Such steps shall be either (i) issuing an additional or supplemental irrevocable and unconditional guarantee
(x) of accumulated and unpaid dividends (whether or not declared out of moneys legally available therefor) on the Series A Preferred Securities and (y) upon a liquidation of Enserch Capital, of the full amount of the Liquidation Distribution (as hereinafter defined) on the Series A Preferred Securities (regardless of the amount of assets of Enserch Capital otherwise available for distribution in such liquidation), or (ii) the use of any other reasonable measures that do not adversely affect holders of Series A Preferred Securities.

  If   % Subordinated Debentures are issued, each holder of Series A Preferred
Securities will receive an aggregate principal amount of   % Subordinated
Debentures equal to the aggregate stated liquidation preference of $25 per Series A Preferred Security held by it, and any accrued and unpaid dividends
will constitute unpaid accrued interest on the   % Subordinated Debentures. If
$150,000,000 aggregate liquidation preference of Series A Preferred Securities are outstanding immediately prior to such exchange, then $150,000,000
aggregate principal amount of   % Subordinated Debentures will be issued in
the exchange.

  After the date fixed for any such exchange, (i) the Series A Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the record holder of the Series A Preferred Securities, will exchange the global certificate or certificates representing the Series A Preferred Securities for a registered global certificate or certificates
representing the   % Subordinated Debentures to be delivered upon such
exchange and (iii) any certificates representing Series A Preferred Securities
not held by DTC or its nominee will be deemed to represent   % Subordinated
Debentures having a principal amount equal to the stated liquidation preference of such Series A Preferred Securities until such certificates are presented to ENSERCH or its agent for exchange.

REDEMPTION PROCEDURES

  If at any time Enserch Preferred repays the Loans made to it when due or prepays the Loans made to it as described under "Description of the Loans-- Optional Prepayment", the proceeds from such repayment of principal on such Loans will be applied to redeem the Series A Preferred Securities at the Redemption Price upon not less than 30 nor more than 60 days' notice, provided that any such amounts may be reloaned to Enserch Preferred, and not used for such redemption, if at the time of each such loan, and as determined in the judgment of ENSERCH, as Class A Member, and its financial advisor, (i) ENSERCH and Enserch Preferred are not in bankruptcy, (ii) ENSERCH and Enserch Preferred are not in default on any loan pertaining to the Series A Preferred Securities, (iii) ENSERCH and Enserch Preferred have made timely payments on the repaid loan for the immediately preceding

60 months, (iv) Enserch Capital is not in arrears on payments of dividends on the Series A Preferred Securities, (v) ENSERCH and Enserch Preferred are expected to be able to make timely payment of principal and interest on such loan, (vi) such loan is being made on terms, and under circumstances, that are consistent with those which a lender would require for a loan to an unrelated party, (vii) such loan is being made at a rate equal to or greater than the rate at which dividends accrue on the Series A Preferred Securities, (viii) the senior unsecured long-term debt of ENSERCH is rated BBB- or better by Standard & Poor's Corporation or Baa3 or better by Moody's Investors Service, Inc. or the equivalent by any other nationally recognized statistical rating organization, (ix) such loan is being made for a term that is consistent with market circumstances and ENSERCH's financial condition, (x) the final maturity of such loan is not later than the 49th anniversary of the issuance of the Series A Preferred Securities, and (xi) such loan is unconditionally and fully guaranteed by ENSERCH on substantially the same basis as the Loan Guarantee and supported by a loan by Enserch Preferred to ENSERCH on substantially the same basis as the Loans under the Preferred Loan Agreement.

  Enserch Capital may not redeem fewer than all the outstanding Series A Preferred Securities unless all accumulated and unpaid dividends have been paid on all Series A Preferred Securities for all monthly dividend periods terminating on or prior to the date of redemption.

  If Enserch Capital gives a notice of redemption in respect of Series A Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York time, on the redemption date, Enserch Capital will irrevocably deposit with The Depository Trust Company funds sufficient to pay the applicable Redemption Price and will give The Depository Trust Company irrevocable instructions and authority to pay the Redemption Price to the holders thereof. See "Book-Entry-Only Issuance--The Depository Trust Company". If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of holders of such Series A Preferred Securities so called for redemption will cease, except the right of the holders of such Series A Preferred Securities to receive the Redemption Price, but without interest. In the event that any date fixed for redemption of Series A Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Series A Preferred Securities is improperly withheld or refused and not paid either by Enserch Capital or by ENSERCH pursuant to the Guarantee described under "Description of the Guarantee", dividends on such Series A Preferred Securities will continue to accrue at the then applicable rate, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

  Subject to the foregoing and applicable law (including, without limitation, U.S. federal securities laws), ENSERCH or its subsidiaries may at any time and from time to time purchase outstanding Series A Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION

  In the event of any voluntary or involuntary dissolution, winding up or termination of Enserch Capital, the holders of the Series A Preferred Securities at the time outstanding will be entitled to receive out of the assets of Enserch Capital available for distribution to securityholders, before any distribution of assets is made to holders of Common Securities or any other class of limited liability company interests of Enserch Capital ranking junior to the Series A Preferred Securities as regards participation in the assets of Enserch Capital, but together with the holders of every other series of Preferred Securities outstanding, if any, ranking pari passu with the Series A Preferred Securities as regards participation in the assets of Enserch Capital ("Capital Liquidation Parity Securities"), an amount equal to, in the case of holders of Series A Preferred Securities, the aggregate of the stated liquidation preference of $25 per Series A Preferred Security and all accumulated and unpaid dividends (whether or not declared) to the date of payment (the "Liquidation Distribution").

  If, upon any such liquidation, the Liquidation Distribution can be paid only in part because Enserch Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution and the aggregate maximum liquidation distributions on the Capital Liquidation Parity Securities, then the amounts payable directly by Enserch Capital on the Series A Preferred Securities and on such Capital Liquidation Parity Securities shall be paid on a pro rata basis, so that

  (i) (x) the aggregate amount paid in respect of the Liquidation
  Distribution bears to (y) the aggregate amount paid as liquidation distributions on the Capital Liquidation Parity Securities the same ratio as

  (ii) (x) the aggregate Liquidation Distribution bears to (y) the aggregate maximum liquidation distributions on the Capital Liquidation Parity Securities.
Pursuant to the Limited Liability Company Agreement, Enserch Capital shall be dissolved and its affairs shall be wound up: (i) upon the expiration of the term of Enserch Capital; (ii) upon the retirement, resignation, expulsion, bankruptcy or dissolution of ENSERCH or the occurrence of any other event under the Delaware Act that terminates the continued membership of ENSERCH, as the Class A Member of Enserch Capital except for a transfer to a permitted successor of the Class A Member as set forth in the Limited Liability Company Agreement, (iii) the entry of decree of a judicial dissolution, or (iv) the written consent of all members of Enserch Capital, including the holders of the Series A Preferred Securities.

MERGER, CONSOLIDATION, AMALGAMATION, ETC. OF ENSERCH CAPITAL

  The Class A Member is authorized and directed to conduct its affairs and to operate Enserch Capital in such a way that Enserch Capital would not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940 (the "1940 Act") or taxed as a corporation for federal income tax purposes and so that the Loans will be treated as indebtedness of ENSERCH and Enserch Preferred, respectively, for federal income tax purposes. In this connection, the Class A Member is authorized to take any action not inconsistent with applicable law, the Certificate of Formation or the Limited Liability Company Agreement and that does not adversely affect the interests of holders of Series A Preferred Securities that the Class A Member determines in its discretion to be necessary or desirable for such purposes.

  Enserch Capital may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. Enserch Capital may, for purposes of changing its state of domicile or avoiding federal income tax or 1940 Act consequences adverse to ENSERCH or Enserch Capital or holders of Series A Preferred Securities, without the consent of the holders of the Series A Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by a limited liability company or limited partnership or trust organized as such under the laws of any state of the United States of America, provided that (i) such successor entity either (x) expressly assumes all of the obligations of Enserch Capital under the Series A Preferred Securities or (y) substitutes for the Series A Preferred Securities other securities having substantially the same terms as the Series A Preferred Securities (the "Successor Securities") so long as the Successor Securities rank, with respect to participation in the profits or assets of the successor entity, at least as high as the Series A Preferred Securities rank, with respect to participation in the profits or assets of Enserch Capital, (ii) ENSERCH and Enserch Preferred expressly acknowledge such successor entity as the holder of the Loans to it relating to the Series A Preferred Securities, (iii) such merger, consolidation, amalgamation or replacement does not cause the Series A Preferred Securities to be delisted by any national securities exchange or other organization on which the Series A Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Series A Preferred Securities to be downgraded by any "nationally recognized statistical rating organization," as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act of 1933, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the powers, preferences and other special rights of holders of Series A Preferred Securities in any material respect, (vi) prior to such merger or consolidation ENSERCH has received an opinion of nationally recognized independent counsel to Enserch Capital experienced in such matters to the effect that (w) holders of outstanding Series A Preferred Securities will not recognize any gain or loss for federal income tax purposes as a result of the merger, consolidation, amalgamation or replacement, (x) such successor entity will be treated as a partnership for federal income tax purposes, (y) following such merger, consolidation, amalgamation or replacement, ENSERCH and such successor entity will be in compliance with the 1940 Act without registering thereunder as an investment company, and (z) such merger, consolidation, amalgamation or replacement will not adversely affect the limited liability of holders of Series A Preferred Securities.

VOTING RIGHTS

  Except as provided below and under "Description of the Guarantee--Amendments and Assignments", "Description of the Loans--Miscellaneous" and "Description of the Loan Guarantee--Amendments and Assignments" and as otherwise required by law and the Limited Liability Company Agreement, the holders of the Series A Preferred Securities will have no voting rights.

  If (i) Enserch Capital fails to pay dividends in full on the Series A Preferred Securities for 18 monthly dividend periods; (ii) an Event of Default (as defined in either Loan Agreement relating to the Loans) occurs and is continuing on the Loans; or (iii) ENSERCH is in default on any of its payment or other obligations under the Guarantee (as described under "Description of the Guarantee--Certain Covenants of ENSERCH") or the Loan Guarantee (as described under "Description of the Loan Guarantee--Certain Covenants of ENSERCH"), then the holders of the outstanding Series A Preferred Securities, together with the holders of any other series of Preferred Securities having the right to vote for the appointment of a trustee in such event, acting as a single class, will be entitled to appoint and authorize a trustee to enforce Enserch Capital's creditor rights under the Loans under the Capital Loan Agreement against Enserch Preferred and Enserch Preferred's creditor rights under the Loans under the Preferred Loan Agreement against ENSERCH, enforce the obligations undertaken by ENSERCH under the Guarantee and the Loan Guarantee and declare and pay dividends on the Series A Preferred Securities, and ENSERCH and Enserch Preferred have agreed to execute and deliver such documents as may be necessary, appropriate or convenient for the trustee to enforce such rights and obligations.

  In furtherance of the foregoing, and without limiting the powers of any trustee so appointed and for the avoidance of any doubt concerning the powers of the trustee, any trustee, in its own name and as trustee of an express trust, may institute a proceeding, including, without limitation, any suit in equity, an action at law or other judicial or administrative proceeding, to enforce Enserch Capital's creditor rights directly against ENSERCH, Enserch Preferred or any other obligor in connection with such obligations to the same extent as Enserch Capital and on behalf of Enserch Capital, and may prosecute such proceeding to judgment or final decree, and enforce the same against ENSERCH, Enserch Preferred, or any other obligor in connection with such obligations and collect, out of the property, wherever situated, of ENSERCH, Enserch Preferred or any such other obligor upon such obligations, the monies adjudged or decreed to be payable in the manner provided by law.

  For purposes of determining whether Enserch Capital has failed to pay dividends in full for 18 monthly dividend periods, dividends shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative dividends have been or contemporaneously are declared and paid with respect to all monthly dividend periods terminating on or prior to the date of payment of such full cumulative dividends. Not later than 30 days after such right to appoint a trustee arises, the Class A Member will convene a general meeting for the above purpose. If the Class A Member fails to convene such meeting within such 30-day period, the holders of 10% of the outstanding Series A Preferred Securities will be entitled to convene such meeting. The provisions of the Limited Liability Company Agreement relating to the convening and conduct of the general meetings of securityholders will apply with respect to any such meeting. Any trustee so appointed shall vacate office immediately if Enserch Capital (or ENSERCH pursuant to the Guarantee) shall have paid in full all accumulated and unpaid dividends on the Series A Preferred Securities or such default or breach, as the case may be, shall have been cured. Notwithstanding the appointment of any such trustee, ENSERCH and Enserch Preferred retain all rights under the Loan Agreements, including the right to jointly extend the interest payment period for up to 60 months as provided under "Description of the Loans--Option to Extend Interest Payment Period". During any such extension, dividends on Series A Preferred Securities will be deferred, but holders will be required to include interest from the Loans in income for federal tax purposes. However, in the event an extended interest payment period occurs following the occurrence of a Special Loan Tax Event under circumstances where ENSERCH elects to have the Series A Preferred Securities remain outstanding, holders will not be required to include any amount in gross income for U.S. federal income tax purposes in advance of the receipt of cash.

  If any proposed amendment to the Limited Liability Company Agreement provides for, or the Class A Member otherwise proposes to effect (pursuant to an action or otherwise), (x) any action which would adversely affect the powers, preferences or special rights of the Series A Preferred Securities, whether by way of amendment to the Limited Liability Company Agreement or otherwise (including, without limitation, the authorization or issuance of any limited liability company interests of Enserch Capital ranking, as to participation in the profits or assets of Enserch Capital, senior to the Series A Preferred Securities), or (y) the dissolution, winding up or termination of Enserch Capital, then the holders of outstanding Series A Preferred Securities will be entitled to vote on such amendment or action of the Class A Member (but not on any other amendment or action) and, in the case of an amendment described in clause (x) above which would equally adversely affect the rights, preferences or privileges of any Capital Dividend Parity Securities or any Capital Liquidation Parity Securities, such Capital Dividend Parity Securities or such Capital Liquidation Parity Securities, as the case may be, or, in the case of any amendment described in clause (y) above, all Capital Liquidation Parity Securities, will be entitled to vote together as a class on such amendment or action of the Class A Member (but not on any other amendment or action), and such amendment or action shall not be effective except with the approval of the holders of 66 2/3% in liquidation preference of such outstanding Preferred Securities; provided, however, that no such approval shall be required if the dissolution, winding up or termination of Enserch Capital is proposed or initiated upon the initiation of proceedings, or after proceedings have been initiated, for the liquidation, dissolution or winding up of ENSERCH or Enserch Preferred.

  The rights attached to the Series A Preferred Securities will be deemed not to be adversely affected by the creation or issue of, and no vote will be required for the creation of, any further limited liability company interests of Enserch Capital ranking pari passu with or junior to the Series A Preferred Securities with regard to participation in the profits or assets of Enserch Capital. Holders of Series A Preferred Securities have no preemptive rights.

  The Limited Liability Company Agreement provides that the Class A Member will not permit or cause Enserch Capital to file a voluntary petition in bankruptcy without the affirmative vote of the holders of 66 2/3% of the outstanding Series A Preferred Securities.

  Any required approval of holders of Series A Preferred Securities may be given at a separate meeting of such holders convened for such purpose, at a general meeting of securityholders of Enserch Capital or pursuant to written consent. Enserch Capital will cause a notice of any meeting at which holders of the Series A Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Series A Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

  No vote or consent of the holders of the Series A Preferred Securities will be required for Enserch Capital to redeem and cancel Series A Preferred Securities in accordance with the Limited Liability Company Agreement.

  Notwithstanding that holders of Series A Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Series A Preferred Securities and any other series of Preferred Securities that are entitled to vote or consent with such Series A Preferred Securities as a single class at such time, that are owned by ENSERCH or any entity owned more than 50% by ENSERCH, either directly or indirectly, shall not be entitled to vote or consent and shall, for the purposes of such vote or consent, be treated as if they were not outstanding.

ADDITIONAL AMOUNTS

  All payments in respect of the Series A Preferred Securities by Enserch Capital will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the United States of America, any state thereof or any other jurisdiction through which or from which such payment is made, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, Enserch Capital will pay as a dividend such additional amounts as may be necessary in order that the net amounts received by the holders of the Series A Preferred Securities after such withholding or deduction will equal the amount which would have been receivable in respect of such Series A Preferred Securities in the absence of such withholding or deduction ("Additional Amounts"), except that no such Additional Amounts will be payable to a holder of Series A Preferred Securities (or a third party on his behalf) with respect to Series A Preferred Securities:

    (a) if such holder is liable for such taxes, duties, assessments or governmental charges in respect of such Series A Preferred Securities by reason of such holder's having some connection with the United States, any state thereof or any other jurisdiction through which or from which such payment is made, other than being a holder of such Series A Preferred Securities, or

    (b) if Enserch Capital has notified such holder of the obligation to withhold taxes and requested but not received from such holder a declaration of non-residence, a valid taxpayer identification number or other claim for exemption, and such withholding or deduction would not have been required had such declaration, taxpayer identification number or claim been received.

BOOK-ENTRY-ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  The Depository Trust Company ("DTC") will act as securities depository for the Series A Preferred Securities. The Series A Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Series A Preferred Security certificates will be issued, representing in the aggregate the total number of Series A Preferred Securities, and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the

New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  Purchases of Series A Preferred Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series A Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Series A Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series A Preferred Securities. Transfers of ownership interests in the Series A Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series A Preferred Securities, except in the event that use of the book-entry system for the Series A Preferred Securities is discontinued.

  DTC has no knowledge of the actual Beneficial Owners of the Series A Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Series A Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the Series A Preferred Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

  Although voting with respect to the Series A Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will consent or vote with respect to Series A Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to Enserch Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series A Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Dividend payments on the Series A Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, Enserch Capital or ENSERCH, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of dividends to DTC is the responsibility of Enserch Capital, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  DTC may discontinue providing its services as securities depository with respect to the Series A Preferred Securities at any time by giving reasonable notice to Enserch Capital. Under such circumstances, in the event that a successor securities depository is not obtained, Series A Preferred

Security certificates are required to be printed and delivered. Additionally, Enserch Capital (with the consent of ENSERCH) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor Depository). In that event, certificates for the Series A Preferred Securities will be printed and delivered. Additionally, in the event that Enserch Capital exercises its option to redeem only a portion of the Series A Preferred Securities because Enserch Capital or ENSERCH is or would be required to withhold or deduct Additional Amounts in regard to such Series A Preferred Securities to be redeemed, Enserch Capital will cause the global certificates representing all of the Series A Preferred Securities to be withdrawn from DTC (or its successor securities depository) and will issue certificates in definitive form representing the Series A Preferred Securities. Thereafter, the Series A Preferred Securities subject to such requirement to withhold or deduct Additional Amounts will be redeemed.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Enserch Capital and ENSERCH believe to be reliable, but neither Enserch Capital nor ENSERCH take any responsibility for the accuracy thereof.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

  ENSERCH will act as registrar, transfer agent and paying agent for the Series A Preferred Securities (the "Paying Agent").

  Registration of transfers of Series A Preferred Securities will be effected without charge by or on behalf of Enserch Capital, but upon payment (with the giving of such indemnity as Enserch Capital or ENSERCH may require) in respect of any tax or other governmental charges which may be imposed in relation to it.

  Enserch Capital will not be required to register or cause to be registered the transfer of Series A Preferred Securities after such Series A Preferred Securities have been called for redemption.

                         DESCRIPTION OF THE GUARANTEE

  Set forth below is a summary of information concerning the guarantee (the "Guarantee") which will be executed and delivered by ENSERCH for the benefit of the holders from time to time of Series A Preferred Securities. This summary contains certain terms and provisions of the Guarantee but does not purport to be complete. References to provisions of the Guarantee are qualified in their entirety by reference to the text of the Guarantee, which will be substantially in the form filed as an exhibit to the Registration Statement of which the accompanying Prospectus forms a part.

GENERAL

  ENSERCH will irrevocably and unconditionally agree, to the extent set forth herein, to pay in full, to the holders of the Series A Preferred Securities, the Guarantee Payments (as defined below) (except to the extent paid by Enserch Capital), as and when due, regardless of any defense, right of set-off or counterclaim which Enserch Capital may have or assert. The following payments to the extent not paid by Enserch Capital (the "Guarantee Payments") will be subject to the Guarantee (without duplication): (i) any accumulated and unpaid dividends which have been theretofore declared on the Series A Preferred Securities out of moneys legally available therefor, (ii) the Redemption Price payable out of funds legally available therefor with respect to Series A Preferred Securities called for redemption by Enserch Capital,
(iii) upon a liquidation of Enserch Capital, the amount of the Liquidation Distribution, and (iv) any Additional Amounts payable by Enserch Capital in respect of the Series A Preferred Securities. ENSERCH's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by ENSERCH to the holders of Series A Preferred Securities or by causing Enserch Capital to pay such amounts to such holders.

  If ENSERCH and Enserch Preferred fail to make interest payments required under the Loan Agreements, Enserch Capital will not have sufficient funds to declare or pay dividends on the Series A Preferred Securities. The Guarantee does not cover payment of such undeclared and unpaid dividends. In such event, the remedies of a holder of Series A Preferred Securities are described under "Description of the Loans--Enforcement".

CERTAIN COVENANTS OF ENSERCH

  In the Guarantee, ENSERCH will covenant that, so long as any Series A Preferred Securities remain outstanding, neither ENSERCH, nor any majority-owned subsidiary of ENSERCH, shall declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing (other than (i) payments under the Guarantee or the Loan Guarantee, or (ii) dividends or guarantee payments to ENSERCH or a wholly owned subsidiary of ENSERCH) if at such time ENSERCH shall be in default with respect to its payment or other obligations under the Guarantee or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Loans to Enserch Preferred or from Enserch Preferred to ENSERCH.

  In the Guarantee, ENSERCH will also covenant that, so long as any Series A Preferred Securities remain outstanding, it will (i) maintain direct or indirect 100% ownership of the Common Securities, (ii) not voluntarily dissolve, wind-up or terminate Enserch Capital, (iii) remain the Class A Member of Enserch Capital and timely perform all of its duties as Class A Member of Enserch Capital (including the duty to declare and pay dividends on the Series A Preferred Securities) in all material respects; provided that any permitted successor of ENSERCH under the Preferred Loan Agreement may succeed to ENSERCH's duties as Class A Member, and (iv) use reasonable efforts to cause Enserch Capital to remain a limited life limited liability company and otherwise continue to be treated as a partnership for United States federal income tax purposes.

ADDITIONAL AMOUNTS

  All Guarantee Payments will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the United States, any state thereof or any other jurisdiction through which or from which such payment is made, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, ENSERCH will pay such additional amounts as may be necessary in order that the net amounts received by the holders of the Series A Preferred Securities after such withholding or deduction will equal the amount which would have been receivable in respect of the Series A Preferred Securities in the absence of such withholding or deduction, except that no such additional amounts will be payable to a holder of the Series A Preferred Securities (or a third party on his behalf) with respect to any of the Series A Preferred Securities:

    (a) if such holder is liable for such taxes, duties, assessments or governmental charges in respect of the Series A Preferred Securities by reason of such holder's having some connection with the United States, any state thereof or any other jurisdiction through which or from which such payment is made, other than being a holder of the Series A Preferred Securities, or

    (b) if Enserch Capital or ENSERCH has notified such holder of the obligation to withhold taxes and requested but not received from such holder a declaration of non-residence, a valid taxpayer identification number or other claim for exemption, and such withholding or deduction would not have been required had such declaration, taxpayer identification number or claim been received.

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes which do not adversely affect the rights of holders of Series A Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% of the outstanding Series A Preferred Securities. ENSERCH may not assign its obligations under the Guarantee without the prior approval of holders of not less than 66 2/3% of the outstanding Series A Preferred Securities. The manner of obtaining any such approval of holders of the Series A Preferred Securities will be as set forth under "Description of the Series A Preferred Securities--Voting Rights". All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of ENSERCH and shall inure to the benefit of the holders of the Series A Preferred Securities.

TERMINATION OF THE GUARANTEE

  The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Series A Preferred Securities or upon full payment of the amounts payable upon liquidation of Enserch Capital. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Series A Preferred Securities must restore payment of any sums paid under the Series A Preferred Securities or the Guarantee.

STATUS OF THE GUARANTEE

  The Guarantee will constitute an unsecured obligation of ENSERCH and will rank (i) subordinate and junior in right of payment to all liabilities of ENSERCH, (ii) pari passu with any guarantee entered into by ENSERCH in respect of Preferred Securities of Enserch Capital ranking pari passu with the Series A Preferred Securities as to participation in the profits or assets of Enserch Capital unless such guarantee provides that it is subordinated to the Guarantee, and (iii) senior to any preferred or preference stock now or hereafter issued by ENSERCH and any guarantee now or hereafter entered into by ENSERCH in respect of any preferred or preference stock of any affiliate of ENSERCH (other than any guarantee ranking pari passu with the Guarantee as described in clause (ii) above). The Guarantee provides that each holder of Series A Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

  The Guarantee will constitute a guarantee of payment and not of collection. A holder of Series A Preferred Securities may enforce the Guarantee directly against ENSERCH, and ENSERCH will waive any right or remedy to require that any action be brought against Enserch Capital or any other person or entity before proceeding against ENSERCH. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by Enserch Capital and by complete performance of all obligations under the Guarantee.

GOVERNING LAW

  The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                           DESCRIPTION OF THE LOANS

  Set forth below is summary information concerning the loans from Enserch Capital to Enserch Preferred, and the loans from Enserch Preferred to ENSERCH (collectively, the "Loans"), of the proceeds of the issuance and sale of (i) the Series A Preferred Securities and (ii) Enserch Capital's Common Securities and related capital contributions ("Common Security Payments"). This summary describes certain terms and provisions of the loan agreement between Enserch Capital and Enserch

Preferred (the "Capital Loan Agreement") and the loan agreement between Enserch Preferred and ENSERCH (the "Preferred Loan Agreement", and collectively with the Capital Loan Agreement, the "Loan Agreements") but does not purport to be complete. Except as set forth herein, the Loan Agreements contain substantially similar terms and conditions. References to provisions of the Loan Agreements are qualified in their entirety by reference to the text of the Loan Agreements, which will be substantially in the forms filed as exhibits to the Registration Statement of which the accompanying Prospectus forms a part.

  For purposes of this section, Enserch Preferred and ENSERCH are collectively referred to as the "Borrowers" and individually sometimes as a "Borrower". The obligations of each Borrower under the applicable Loan Agreement will also be for the benefit of the holders from time to time of Series A Preferred Securities, and such holders will be entitled to enforce such Loan Agreement directly against such Borrower.

GENERAL

  Pursuant to the Loan Agreements, Enserch Capital will agree to make Loans to Enserch Preferred and Enserch Preferred will agree to make Loans to ENSERCH in
an aggregate principal amount equal to $           , such amount being the
aggregate stated liquidation preference of the Series A Preferred Securities issued and sold by Enserch Capital and the aggregate payments for Common Securities.

  The entire principal amount of the Loans will become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as hereinafter defined), on the earliest of April 30, 2024 or the date upon which Enserch Preferred or ENSERCH is dissolved, wound-up or liquidated or the date upon which Enserch Capital is dissolved, wound-up or terminated. For a description of certain circumstances under which the Loans may be renewed or replaced see "Description of the Series A Preferred Securities--Redemption Procedures".

MANDATORY PREPAYMENT

  If Enserch Capital redeems Series A Preferred Securities in accordance with the terms thereof, the Loans will become due and payable in a principal amount equal to the aggregate stated liquidation preference of the Series A Preferred Securities so redeemed, together with any and all accrued interest thereon. Any payment pursuant to this provision shall be made prior to 12:00 noon, New York time, on the date of such redemption or at such other time on such earlier date as the parties thereto shall agree.

OPTIONAL PREPAYMENT

  Each Borrower shall have the right to prepay the Loans made to it, without premium or penalty,

    (i) in whole or in part (together with any accrued but unpaid interest, including Additional Interest, on the portion being prepaid) at any time on or after April 30, 1999; and

    (ii) in whole (together with all accrued and unpaid interest, including Additional Interest thereon) at any time if such Borrower is or would be required to pay Additional Interest on the Loans or in part (together with all accrued and unpaid interest, including Additional Interest on the portion being prepaid) at any time if such Borrower is or would be required to pay Additional Interest with respect to only a portion of the Loans, provided that if a partial prepayment would, through the corresponding partial redemption required under the terms of the Series A Preferred Securities, result in a delisting of the Series A Preferred Securities, such Borrower may only prepay the Loans in whole.

INTEREST

  The Loans will bear interest at an annual rate equal to   % from the date
they are made until maturity. Such interest will be payable on the last day of each calendar month of each year, commencing April 30, 1994. In the event that any date on which interest is payable on the Loans is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date, subject to certain rights of extension described below.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  The Borrowers shall have the right acting jointly at any time during the term of the Loans, so long as the Borrowers are not in default in the payment of interest on the Loans, to extend the interest payment period to up to 60 months, at the end of which period the Borrowers shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Loans to the extent permitted by applicable law); and provided further that, during any such extended interest payment period neither the Borrowers, nor any majority-owned subsidiary of the Borrowers, shall declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing (other than (i) payments under the Guarantee or the Loan Guarantee, or (ii) dividends or guarantee payments to the Borrowers or a wholly owned subsidiary of ENSERCH). Prior to the termination of any such extended interest payment period the Borrowers acting jointly may further extend the interest payment period, provided that such extended interest payment period together with all such further extensions thereof may not exceed 60 months. The Borrowers shall give Enserch Capital notice of their selection of such extended interest payment period one Business Day prior to the earlier of (i) the date Enserch Capital declares the related dividend or
(ii) the date Enserch Capital is required to give notice of the record or payment date of such related dividend to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Series A Preferred Securities, but in any event not less than two Business Days prior to such record date. The Borrowers shall cause Enserch Capital to give such notice of the Borrowers' selection of such extended interest payment period to the holders of the Series A Preferred Securities.

ADDITIONAL INTEREST

  In addition, if at any time Enserch Capital shall be required to pay any Additional Amounts in respect of the Series A Preferred Securities pursuant to the terms thereof, then the Borrowers will pay as interest ("Additional Interest") an amount equal to Additional Amounts. Furthermore, if at any time following the date of this Prospectus Supplement, Enserch Capital shall be required to pay,with respect to its income derived from the interest payments on the Loans to Enserch Preferred, any amounts for or on account of any taxes, duties, assessments or governmental charges of whatever nature imposed by the United States, or any other taxing authority, then, in any such case, each Borrower will pay such Additional Interest under the related Loan Agreement as may be necessary in order that the net amounts received and retained by Enserch Capital after the payment of such taxes, duties, assessments or governmental charges shall result in Enserch Capital's having such funds as it would have had in the absence of the payment of such taxes, duties, assessments or governmental charges.

METHOD AND DATE OF PAYMENT

  Each payment by ENSERCH of principal and interest (including Additional Interest, if any) on the Loans made to it shall be made to Enserch Preferred in lawful money of the United States, at such place and to such account as may be designated by Enserch Preferred. Each payment by Enserch

Preferred of principal and interest (including Additional Interest, if any) on the Loans made to it shall be made to Enserch Capital in lawful money of the United States, at such place and to such account as may be designated by Enserch Capital.

SET-OFF

  Notwithstanding anything to the contrary in the Loan Agreements, each Borrower shall have the right to set-off any payment it is otherwise required to make thereunder with and to the extent ENSERCH has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee or the Loan Guarantee.

SUBORDINATION

  Each Loan Agreement provides that the parties thereto covenant and agree (and each holder of Series A Preferred Securities by acceptance thereof agrees) that each of the related Loans is subordinate and junior in right of payment to all Senior Indebtedness of the Borrower as provided in such Loan Agreement. The term "Senior Indebtedness" shall mean the principal, premium, if any, and interest on (i) all indebtedness of the Borrower, whether outstanding on the date of such Loan Agreement or thereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities, (ii) any indebtedness of others of the kinds described in the preceding clause (i) for the payment of which the Borrower is responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise, (iii) any indebtedness secured by a lien upon property owned by the Borrower and upon which indebtedness the Borrower customarily pays interest, even though the Borrower has not assumed or become liable for the payment of such indebtedness and (iv) amendments, renewals, extensions and refundings of any such indebtedness, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to the related Loans. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness or extension or renewal of such Senior Indebtedness and irrespective of certain other events specified in the related Loan Agreement.

  Upon the maturity of any Senior Indebtedness of a Borrower by lapse of time, acceleration or otherwise, all Senior Indebtedness of such Borrower then due and owing shall first be paid in full, or such payment duly provided for in cash (or in securities or other property satisfactory to all of the holders of such Senior Indebtedness), before any payment is made on account of the related Loans.

  In the event that (i) a Borrower shall default in the payment of any principal, or premium, if any, or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice describing such event of default, and requesting commencement of payment blockage on the Loans as hereinafter described, is given to such Borrower by the holders of Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of the related Loans or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of the related Loans.

  In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, composition or other similar proceeding relating to a Borrower or its property or for the benefit of its creditors, (ii) any proceeding for the liquidation, dissolution or other winding up of a Borrower, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by a Borrower for the benefit of creditors, or (iv) any other marshalling of the assets of a Borrower, all Senior Indebtedness (including, without limitation, interest accruing thereon after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on the related Loans. Any payment or distribution, whether in cash, securities or other property (other than securities of a Borrower or any other corporation provided for by a plan of reorganization, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the related Loan Agreement with respect to the indebtedness evidenced by the related Loans, to the payment of all Senior Indebtedness of such Borrower at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the related Loans shall be paid or delivered directly to the holders of such Senior Indebtedness (or their representative or trustee) in accordance with the priorities then existing among such holders until all Senior Indebtedness of such Borrower shall have been paid in full. No present or future holder of any Senior Indebtedness of a Borrower shall be prejudiced in the right to enforce subordination of the indebtedness constituting the Loans made to such Borrower by any act or failure to act on the part of such Borrower.

  Senior Indebtedness of a Borrower shall not be deemed to have been paid in full unless the holders thereof shall have received cash (or securities or other property satisfactory to such holders) in full payment of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness of such Borrower, Enserch Capital or Enserch Preferred, as the case may be, shall be subrogated to all the rights of any holders of such Senior Indebtedness to receive any further payments or distributions applicable to such Senior Indebtedness until the Loans made to such Borrower shall have been paid in full, and such payments or distributions of cash, securities or other property received by Enserch Capital or Enserch Preferred, as the case may be, by reason of such subrogation, which otherwise would be paid or distributed to the holders of such Senior Indebtedness, shall, as between such Borrower and its creditors other than the holders of Senior Indebtedness, on the one hand, and Enserch Capital or Enserch Preferred, as the case may be, on the other, be deemed to be a payment by such Borrower on account of Senior Indebtedness, and not on account of the Loans made to such Borrower.

CERTAIN COVENANTS OF THE BORROWERS

  Each Borrower will covenant that such Borrower and, in the case of ENSERCH, any majority-owned subsidiary of ENSERCH, will not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing (other than (i) payments under the Guarantee and the Loan Guarantee, or (ii) dividends or guarantee payments to ENSERCH or a wholly owned subsidiary of ENSERCH), if at such time (i) there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the related Loan Agreement or (ii) ENSERCH shall be in default with respect to its payment or other obligations under the Guarantee or the Loan Guarantee. ENSERCH will also covenant in the Preferred Loan Agreement (i) to maintain direct or indirect 100% ownership of the Common Securities, (ii) not to voluntarily dissolve, wind-up or terminate Enserch Capital, (iii) to remain the Class A Member of Enserch Capital and to timely perform all of its duties as Class A Member of Enserch Capital (including the duty to declare and pay dividends on the Series A Preferred Securities as described in the fourth paragraph under "Description of the Series A Preferred Securities--Dividends") in all material respects; provided that any permitted successor of ENSERCH under the Preferred Loan Agreement may succeed to ENSERCH's duties as Class A Member, and (iv) to use its reasonable efforts to cause Enserch Capital to remain a limited life limited liability company and otherwise continue to be treated as a partnership for United States federal income tax purposes.

  In the Preferred Loan Agreement, Enserch Preferred will covenant (i) to maintain direct ownership of the Common Securities held by it, (ii) not to voluntarily dissolve, wind-up or terminate Enserch Capital, (iii) to remain the Class B Member of Enserch Capital, and (iv) to use its reasonable efforts to cause Enserch Capital to remain a limited life limited liability company and otherwise continue to be treated as a partnership for United States federal income tax purposes. In the Capital Loan Agreement, Enserch Preferred will also covenant not to enter into any agreement or incur any indebtedness or other obligation other than as contemplated by the Loan Agreements, the Guarantee, the Loan Guarantee Agreement, the Limited Liability Company Agreement and the Underwriting Agreement with the Underwriters named herein.

  Enserch Capital may not waive compliance or waive any default in compliance by the Borrowers of any covenant or other term in the Loan Agreements without the approval of 66 2/3% of Series A Preferred Securityholders, obtained in the same manner as would be required for an amendment of the Loan Agreements to the same effect.

EVENTS OF DEFAULT

  Each Loan Agreement provides that if one or more of the following events (each an "Event of Default") shall occur and be continuing:

    (a) default in the payment of interest on the Loans (made pursuant to either Loan Agreement), including any Additional Interest in respect thereof, when due for 10 days (whether by virtue of the provisions described above under "Subordination" or otherwise); provided that a valid extension of the interest payment period by the related Borrower shall not constitute a default in the payment of interest for this purpose; or

    (b) default in the payment of principal on the Loans when due (whether by virtue of the provisions described above under "Subordination" or otherwise); or

    (c) the dissolution, winding up or termination of Enserch Capital; or

    (d) the bankruptcy, insolvency or liquidation of Enserch Preferred or ENSERCH; or

    (e) breach of any covenants contained in such Loan Agreement continued for 30 days after notice to the related Borrower from the other party to the related Loan Agreement or the holders of 25% or more of the outstanding Series A Preferred Securities; or

    (f) an Event of Default shall have occurred under the other Loan
  Agreement;

then each of Enserch Capital and Enserch Preferred will have the right to declare the principal of and the interest on the Loans made pursuant to such Loan Agreement (including any Additional Interest and any interest subject to an extension election) and any other amounts payable under the related Loan Agreement to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Loans. Under the terms of the Series A Preferred Securities, the holders of outstanding Series A Preferred Securities will have the rights referred to under "Description of the Series A Preferred Securities--Voting Rights", including the right to appoint a trustee, which trustee shall be authorized to exercise Enserch Capital's right to accelerate the principal amount of the Loans and to enforce Enserch Capital's other creditor rights under the Loans; provided, that no holder of Series A Preferred Securities shall be entitled to institute any proceeding, judicial or otherwise, under the Loan Agreements unless such proceeding has been brought by or with the consent of the holders of at least 25% of the outstanding Series A Preferred Securities; and provided, further, that notwithstanding the immediately preceding proviso, the holder of any Series A Preferred Security shall have the right to institute suit for the enforcement of any payment of principal or interest on the Loans.

ENFORCEMENT

  Each Borrower agrees in the related Loan Agreement that its obligations under such Loan Agreement are for the benefit of the holders of the Series A Preferred Securities. The holders, or a trustee appointed by and acting on behalf of the holders, may enforce each Borrower's obligations under the related Loan Agreement directly against such Borrower as third party beneficiary of the Borrower's obligations thereunder without first proceeding against Enserch Capital. However, except in the event of a payment default as described in the next sentence, no holder of Series A Preferred Securities is entitled to institute any proceeding under such Loan Agreement to enforce the covenants therein unless such proceeding has been brought by or with the consent of the holders of at least 25% of the outstanding Series A Preferred Securities. Notwithstanding the immediately preceding sentence, the holder of any Series A Preferred Security has the right to institute suit for the enforcement of any payment of principal or interest on the Loans.

  The holder's claims under the Loan Agreements will rank subordinate and junior in right of payment to all Senior Indebtedness of such Borrower as described under "Subordination". Upon payment of such claims, any Trustee appointed as described above would be authorized to declare and cause Enserch Capital to pay dividends on the Series A Preferred Securities as described under "Description of the Series A Preferred Securities--Voting."

MISCELLANEOUS

  ENSERCH will have the right at all times to assign any of its rights or obligations under the Preferred Loan Agreement and Enserch Preferred will have the right at all times to assign any of its rights or obligations under the Capital Loan Agreement, to a direct or indirect wholly owned subsidiary of ENSERCH; provided that, in the event of any such assignment, ENSERCH and/or Enserch Preferred, as the case may be, will remain jointly and severally liable for all such obligations. Neither Enserch Capital nor Enserch Preferred may assign any of its rights under the Loan Agreements without the prior written consent of ENSERCH. Subject to the foregoing, the Loan Agreements will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. Each Loan Agreement provides that it may not otherwise be assigned by the parties thereto.

  The Preferred Loan Agreement will provide that ENSERCH may merge with or into another entity, may permit another entity to merge with or into ENSERCH and may sell, transfer or lease all or substantially all of its assets to another entity only if (i) at such time no Event of Default has occurred and is continuing, or would occur as a result of such merger, sale, transfer or lease, and (ii) ENSERCH is the survivor of such merger or the entity to which ENSERCH's assets are sold, transferred or leased is an entity organized under the laws of the United States or any state thereof, and assumes all of ENSERCH's obligations under the Preferred Loan Agreement and becomes the Class A Member.

  The Capital Loan Agreement will provide that Enserch Preferred may merge with or into another entity, may permit another entity to merge with or into Enserch Preferred and may sell, transfer or lease all or substantially all of its assets to another entity only if (i) at such time no Event of Default has occurred and is continuing, or would occur as a result of such merger, sale, transfer or lease, and (ii) Enserch Preferred is the survivor of such merger or the survivor of such merger or entity to which Enserch Preferred's assets are sold, transferred or leased is an entity organized under the laws of the United States or any state thereof, assumes all of Enserch Preferred's obligations under the Capital Loan Agreement and becomes the Class B Member.

  The Loan Agreements will be governed by and construed in accordance with the laws of the State of New York.

  The Loan Agreements may be amended by mutual consent of the parties in the manner the parties shall agree, provided that, so long as any of the Series A Preferred Securities remain outstanding, no such amendment shall be made, and no termination of either Loan Agreement shall occur, without, the prior approval of ENSERCH and the holders of at least 66 2/3% of the outstanding Series A Preferred Securities.

                       DESCRIPTION OF THE LOAN GUARANTEE

  Set forth below is a summary of information concerning the loan guarantee (the "Loan Guarantee") which will be executed and delivered by ENSERCH for the benefit of Enserch Capital and the holders of the Series A Preferred Securities. This summary contains certain terms and provisions of the Loan Guarantee but does not purport to be complete. References to provisions of the Loan Guarantee are qualified in their entirety by reference to the text of the Loan Guarantee, which will be substantially in the form filed as an exhibit to the Registration Statement of which the accompanying Prospectus forms a part.

GENERAL

  ENSERCH will irrevocably and unconditionally agree, to the extent set forth herein, to pay in full, to Enserch Capital the Loan Guarantee Payments (as defined below) (except to the extent paid by Enserch Preferred), as and when due, regardless of any defense, right of set-off or counterclaim which Enserch Preferred may have or assert. The following payments to the extent not paid by Enserch Preferred (the "Loan Guarantee Payments") will be subject to the Loan Guarantee (without duplication): the principal of and interest, including any Additional Interest, on the Loans made to Enserch Preferred. ENSERCH's obligation to make a Loan Guarantee Payment may be satisfied by direct payment of the required amounts by ENSERCH to Enserch Capital or by causing Enserch Preferred to pay such amounts to Enserch Capital.

CERTAIN COVENANTS OF ENSERCH

  In the Loan Guarantee, ENSERCH will covenant that, so long as any Series A Preferred Securities remain outstanding, neither ENSERCH, nor any majority-owned subsidiary of ENSERCH, shall declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing (other than (i) payments under the Guarantee and the Loan Guarantee, or (ii) dividends or guarantee payments to ENSERCH or a wholly owned subsidiary of ENSERCH) if at such time ENSERCH shall be in default with respect to its payment or other obligations under the Loan Guarantee or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Loans to Enserch Preferred or from Enserch Preferred to ENSERCH.

  In the Loan Guarantee, ENSERCH will also covenant that, so long as any Series A Preferred Securities remain outstanding, it will (i) maintain direct or indirect 100% ownership of the Common Securities, and 100% of the outstanding shares of capital stock of Enserch Preferred, (ii) not voluntarily dissolve, wind-up or terminate Enserch Capital, (iii) remain the Class A Member of Enserch Capital and timely perform all of its duties as Class A Member of Enserch Capital (including the duty to declare and pay dividends on the Series A Preferred Securities) in all material respects; provided that any permitted successor of ENSERCH under the Preferred Loan Agreement may succeed to ENSERCH's duties as Class A Member, and (iv) use reasonable efforts to cause Enserch Capital to remain a limited life limited liability company and otherwise continue to be treated as a partnership for United States federal income tax purposes.

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes which do not adversely affect the rights of holders of Series A Preferred Securities (in which case no vote will be required), the Loan Guarantee may be amended only with the prior approval of Enserch Capital and the holders of not less than 66 2/3% of the outstanding Series A Preferred Securities. ENSERCH may not assign its obligations under the Loan Guarantee without the prior approval of Enserch Capital and the holders of not less than 66 2/3% of the outstanding Series A Preferred Securities. The manner of obtaining any such approval of holders of the Series A Preferred Securities will be as set forth under "Description of the Series A Preferred Securities--Voting Rights". All guarantees and agreements contained in the Loan Guarantee shall bind the successors, assigns, receivers, trustees and representatives of ENSERCH and shall inure to the benefit of Enserch Capital and the holders of the Series A Preferred Securities.

TERMINATION OF THE LOAN GUARANTEE

  The Loan Guarantee will terminate and be of no further force and effect upon full payment of the Loan Guaranteed Amounts. The Loan Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time Enserch Capital must restore payment of any sums paid under the Loans or the Loan Guarantee.

STATUS OF THE LOAN GUARANTEE

  The Loan Guarantee will constitute an unsecured obligation of ENSERCH and will rank subordinate and junior in right of payment to all Senior Indebtedness of ENSERCH as defined in the Preferred Loan Agreement to the extent and on the same basis as the Loans under the Preferred Loan Agreement. See "Description of the Loans--Subordination".

  The Loan Guarantee will constitute a guarantee of payment and not of collection. Enserch Capital may enforce the Loan Guarantee directly against ENSERCH, and ENSERCH will waive any right or remedy to require that any action be brought against Enserch Preferred or any other person or entity before proceeding against ENSERCH. The Loan Guarantee will not be discharged except by payment of the Loan Guarantee Payments in full to the extent not paid by Enserch Preferred and by complete performance of all obligations under the Loan Guarantee.

GOVERNING LAW

  The Loan Guarantee will be governed by and construed in accordance with the laws of the State of New York.

               CERTAIN TERMS OF THE    % SUBORDINATED DEBENTURES

  Under certain circumstances involving the dissolution of Enserch Capital following the occurrence of a Tax Event or an Investment Company Event, the
Series A Preferred Securities may be exchanged for    % Subordinated
Debentures issued by ENSERCH (the "   % Subordinated Debentures"). See
"Description of the Series A Preferred Securities--Special Event Redemption or
Exchange". The following description of the particular terms of the    %
Subordinated Debentures supplements the description of the general terms and conditions of "Debt Securities" set forth under the heading "Description of the Debt Securities" in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

  The    % Subordinated Debentures will be issued as a series of unsecured
Subordinated Debt Securities of ENSERCH under the Subordinated Indenture (the "Subordinated Indenture") referred to in the accompanying Prospectus between ENSERCH and The First National Bank of Chicago, as trustee (the "Subordinated
Trustee"). The    % Subordinated Debentures will be limited in aggregate
principal amount to the principal amount of the Loans outstanding under the Capital Loan Agreement immediately prior to such exchange and will mature on
the date on which such Loans mature at the time the    % Subordinated
Debentures are issued.

  The    % Subordinated Debentures will initially be issued in book-entry form through the facilities of the Depository (as described below). As described
herein, under certain limited circumstances    % Subordinated Debentures may
be issued in certificated form in exchange for a Global Security (as defined
below). See "Book-Entry and Settlement". In the event that    % Subordinated
Debentures are issued in certificated form, such    % Subordinated Debentures
will be in denominations of $25.00
and integral multiples thereof and may be transferred or exchanged at the offices described in the immediately following paragraph.

  Payments on    % Subordinated Debentures issued in book-entry form will be
made to the Depository. In the event    % Subordinated Debentures are issued
in certificated form, principal and interest will be payable, the transfer of
the    % Subordinated Debentures will be registrable and    % Subordinated
Debentures will be exchangeable for    % Subordinated Debentures bearing
identical terms and provisions at the office or agency of ENSERCH in The City of New York designated for such purpose, provided, that payment of interest may be made at the option of ENSERCH by check mailed to the address of the persons entitled thereto.

  ENSERCH will use its best efforts to list the   % Subordinated Debentures on
the same exchange on which the Series A Preferred Securities are then listed.

INTEREST

  Each    % Subordinated Debenture will bear interest at the rate of    % per
annum from the original date of issuance, payable monthly in arrears on the last day of each calendar month of each year (each an "Interest Payment Date"), commencing on the original date of issuance, to the person in whose
name such    % Subordinated Debenture (or any predecessor    % Subordinated
Debenture) is registered, subject to certain exceptions, at the close of business on the business day next preceding such Interest Payment Date.

  The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full monthly interest period, will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which
interest is payable on the    % Subordinated Debentures is not a Business Day,
then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

INTEREST DEFERRAL

  Notwithstanding anything contained herein to the contrary, ENSERCH shall
have the right at any time during the term of the    % Subordinated
Debentures, so long as ENSERCH is not in default in the payment of interest on
the    % Subordinated Debentures, to extend the interest payment period on the
   % Subordinated Debentures to up to 60 months, at the end of which period ENSERCH shall pay all interest then accrued and unpaid (compounded monthly to the extent permitted by applicable law); provided that, during any such extended interest payment period, neither ENSERCH, nor any majority-owned subsidiary of ENSERCH, shall declare or pay any dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing (other than dividends or guarantee payments to ENSERCH or a wholly owned subsidiary of ENSERCH). Prior to the termination of any such extended interest payment period, ENSERCH may further extend the interest payment period; provided that such extended interest payment period together with all such further extensions thereof may not exceed 60 months. ENSERCH shall give the
holders of the    % Subordinated Debentures notice of its selection of such
extended interest payment period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date ENSERCH is required to give notice of the record or payment date of such related interest payment to the New York Stock Exchange or other applicable self-regulatory
organization or to holders of the    % Subordinated Debentures, but in any
event not less than two Business Days prior to such record date.

OPTIONAL REDEMPTION

  The    % Subordinated Debentures will be redeemable at the option of
ENSERCH, in whole or in part, at any time on or after April 30, 1999 at a Redemption Price equal to 100% of the principal amount plus accrued interest to the Redemption Date.

COVENANTS

  In the   % Subordinated Debentures, ENSERCH will covenant that neither it nor any of its majority owned subsidiaries shall declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing (other than dividends or guarantee payments to ENSERCH or a wholly owned subsidiary of ENSERCH) if at such time there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Subordinated Indenture.

BOOK-ENTRY AND SETTLEMENT

  The   % Subordinated Debentures will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the nominee of the Depository. Except under the limited circumstances described
below,   % Subordinated Debentures represented by the Global Security will not
be exchangeable for, and will not otherwise be issuable as,   % Subordinated
Debentures in definitive form. The Global Securities described above may not be transferred except by the Depository for such Global Security to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or to a successor Depository or its nominee.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

  Except as provided below, owners of beneficial interests in such a Global
Security will not be entitled to receive physical delivery of   % Subordinated
Debentures in definitive form and will not be considered the Holders (as defined in the Subordinated Indenture) thereof for any purpose under the
Subordinated Indenture, and no Global Security representing   % Subordinated
Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depository or its nominee or to a successor Depository or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Subordinated Indenture.

  The Depository. The Depository Trust Company ("DTC"), New York, New York,
will act as security Depository for the   % Subordinated Debentures. For a
description of DTC and the specific terms of the Depository arrangements, see "Description of the Series A Preferred Securities--Book-Entry Only Issuance-- The Depository Trust Company".

  None of ENSERCH, the Trustee, any paying agent or any other agent of ENSERCH or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership
interests in a Global Security for such   % Subordinated Debentures or for
maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Discontinuance of the Depository's Services. A Global Security shall be
exchangeable for   % Subordinated Debentures registered in the names of
persons other than the Depository or its nominee
only if (i) the Depository notifies ENSERCH that it is unwilling or unable to continue as Depository for such Global Security or if any time the Depository ceases to be a clearing agency registered under the Exchange Act at a time when the Depository is required to be so registered to act as such Depository,
(ii) ENSERCH in its sole discretion determines that such Global Security shall be so exchangeable or (iii) there shall have occurred and be continuing a
default in the payment of principal of, or interest on, such   % Subordinated
Debentures or an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect
to such   % Subordinated Debentures. Any Global Security that is exchangeable
pursuant to the preceding sentence shall be exchangeable for   % Subordinated
Debentures registered in such names as the Depository shall direct. It is expected that such instructions will be based upon directions received by the Depository from its participants with respect to ownership of beneficial interests in such Global Security.

                            UNITED STATES TAXATION

GENERAL

  This section is a summary of certain federal income tax considerations that may be relevant to prospective purchasers of Series A Preferred Securities and represents the opinion of Sullivan & Cromwell, counsel to ENSERCH and Enserch Capital, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended ("Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes may cause tax consequences to vary substantially from the consequences described below.

  No attempt has been made in the following discussion to comment on all federal income tax matters affecting purchasers of Series A Preferred Securities. Moreover, the discussion focuses on holders of Series A Preferred Securities who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts or non-resident aliens. Accordingly, each prospective purchaser of Series A Preferred Securities should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of Series A Preferred Securities.

INCOME FROM SERIES A PREFERRED SECURITIES

  In the opinion of Sullivan & Cromwell, Enserch Capital will be treated as a partnership for federal income tax purposes. Accordingly, each holder of Series A Preferred Securities (a "Preferred Securityholder") will be required to include in gross income his distributive share of Enserch Capital's net income. Such income will not exceed dividends received on such Series A Preferred Securities, except in limited circumstances as described below under "Potential Extension of Interest Payment Period". No portion of such income will be eligible for the dividends received deduction.

DISPOSITION OF SERIES A PREFERRED SECURITIES

  Gain or loss will be recognized on a sale of Series A Preferred Securities, including a complete redemption for cash, equal to the difference between the amount realized and the Series A Preferred Securityholder's tax basis for the Series A Preferred Securities sold. Gain or loss recognized by a Series A Preferred Securityholder on the sale or exchange of a Series A Preferred Security held for more than one year will generally be taxable as long-term capital gain or loss.

EXCHANGE OF THE SERIES A PREFERRED SECURITIES FOR   % SUBORDINATED DEBENTURES

  Under certain circumstances relating to changes in law, as described under the caption "Description of the Series A Preferred Securities--Special Event Redemption or Exchange", Enserch

Capital may distribute % Subordinated Debentures in exchange for the Series A Preferred Securities. In the opinion of Sullivan & Cromwell, except as described in the second succeeding sentence, such exchange generally would be treated as a non-taxable exchange to each holder of Series A Preferred Securities and will result in the holder of Series A Preferred Securities receiving an aggregate tax basis in the % Subordinated Debentures equal to such holder's aggregate tax basis in its Series A Preferred Securities. A holder's holding period in the % Subordinated Debentures so received in exchange for Series A Preferred Securities will include the period for which the Series A Preferred Securities were held by such holder. If the exchange occurs following a determination that Enserch Capital is subject to federal income tax with respect to interest received on the Loans made by it, the exchange will generally be taxable to a holder of Series A Preferred Securities who will recognize gain or loss measured by the difference between such holder's basis in its Series A Preferred Securities and the value of the
 % Subordinated Debentures received in exchange therefor. In such a case, the holding period of a holder of Series A Preferred Securities for the % Subordinated Debentures will not include the period for which the Series A Preferred Securities were held.

ENSERCH CAPITAL INFORMATION RETURNS AND AUDIT PROCEDURES

  ENSERCH, as Class A Member of Enserch Capital, will furnish each Series A Preferred Securityholder with a Schedule K-1 each year setting forth such Series A Preferred Securityholder's allocable share of income for the prior calendar year. ENSERCH is required to furnish such K-1s as soon as practicable following the end of the year, but in any event prior to March 31.

  Any person who holds Series A Preferred Securities as a nominee for another person is required to furnish to Enserch Capital (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) information as to whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or
(iii) a tax-exempt entity; (c) the amount and description of Series A Preferred Securities held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Series A Preferred Securities they acquire, hold or transfer for their own accounts. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to Enserch Capital. The nominee is required to supply the beneficial owners of the Series A Preferred Securities with the information furnished to Enserch Capital.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD

  Under the terms of the Loans, ENSERCH will be permitted to extend the interest payment period up to 60 months. In the event that ENSERCH exercises this right, ENSERCH may not, among other things, declare dividends on any of its capital stock. Enserch Capital and ENSERCH currently believe that the extension of a payment period is unlikely. In the event that the interest payment period is extended, Enserch Capital will continue to accrue income, equal to the amount of the interest payment due at the end of the extended interest payment period, over the length of the extended interest payment period.

  Accrued income will be allocated, but not distributed, to holders of record on the Business Day preceding the last day of each calendar month. As a result, holders of record during an extended interest payment period will include interest in gross income in advance of the receipt of cash, and any such holders who dispose of Series A Preferred Securities prior to the record date for the payment of dividends following such extended interest payment period will include interest in gross income but will not receive any cash related thereto. The tax basis of a Series A Preferred Security will be increased by the amount of any interest that is included in income without a receipt of cash, and will be decreased again when and if such cash is subsequently received from Enserch Capital.

UNITED STATES ALIEN HOLDERS

  For purposes of this discussion, a "United States Alien Holder" is any holder who or which is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of a Series A Preferred Security.

  Under present United States federal income tax law, subject to the discussion below with respect to backup withholding, and assuming satisfaction by ENSERCH of its withholding tax obligations, if any:

    (i) Payments by Enserch Capital or any of its paying agents to any holder of a Series A Preferred Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax provided that (a) the beneficial owner of the Series A Preferred Security does not actually or constructively own 10%, or more of the total combined voting power of all classes of stock of ENSERCH or Enserch Preferred entitled to vote, (b) the beneficial owner of the Series A Preferred Security is not a controlled foreign corporation that is related to ENSERCH or Enserch Preferred through stock ownership, and (c) either (A) the beneficial owner of the Series A Preferred Security certifies to Enserch Capital or its agent, under penalties of perjury, that it is a United States Alien Holder and provides its name and address or (B) the holder of the Series A Preferred Security is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), and such holder certifies to Enserch Capital or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; and

    (ii) a United States Alien Holder of a Series A Preferred Security will generally not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a Series A Preferred Security unless such holder is present in the United States for 183 days or more in the taxable year of sale and either has a "tax home" in the United States or certain other requirements are met.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  In general, information reporting requirements will apply to payments of the proceeds of the sale of Series A Preferred Securities within the United States to noncorporate U.S. holders, and "backup withholding" at a rate of 31% will apply to such payments if the United States holder fails to provide an accurate taxpayer identification number.

  Payments of the proceeds from the sale by a United States Alien Holder of Series A Preferred Securities made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that, if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of Series A Preferred Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, Enserch Capital has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Kidder, Peabody & Co. Incorporated, Lehman Brothers Inc., PaineWebber Incorporated and Smith Barney Shearson Inc., are acting as Representatives, has severally agreed to purchase from Enserch Capital the respective number of Series A Preferred Securities set forth opposite its name below:

                                                                      NUMBER OF
                                                                      PREFERRED
                                UNDERWRITER                           SECURITIES
                                -----------                           ----------
      Goldman, Sachs & Co. ..........................................
      Bear, Stearns & Co. Inc. ......................................
      Kidder, Peabody & Co. Incorporated.............................
      Lehman Brothers Inc. ..........................................
      PaineWebber Incorporated.......................................
      Smith Barney Shearson Inc. ....................................
                                                                         ----
        Total........................................................
                                                                         ====

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all such Series A Preferred Securities offered hereby, if any are taken.

  The Underwriters propose to offer the Series A Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities
dealers at such price less a concession of $      per Series A Preferred
Security. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $        per Series A Preferred Security to
certain brokers and dealers. After the Series A Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  In view of the fact that the proceeds of the sale of the Series A Preferred Securities will ultimately be loaned to ENSERCH, under the Underwriting Agreement, ENSERCH has agreed to pay as compensation ("Underwriters' Compensation") for the Underwriters' arranging the Loans of such proceeds, an
amount in New York Clearing House (next day) funds of $      per Series A
Preferred Security ($    per Series A Preferred Security sold to certain
institutions) for the accounts of the several Underwriters.

  Certain of the Underwriters are customers of, or engage in transactions with, and from time to time have performed services for, ENSERCH and its subsidiaries and associated companies in the ordinary course of business.

  Prior to this offering, there has been no public market for the Series A Preferred Securities. In order to meet one of the requirements for listing the Series A Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell the Series A Preferred Securities to a minimum of 400 beneficial holders.

  Enserch Capital and ENSERCH have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended.

  ENSERCH and Enserch Capital have agreed, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the date, after the closing date, on which the distribution of the Series A Preferred Securities and related Backup Undertakings ceases, as determined by the Underwriters, or (ii) 90 days after the closing date, not to offer, sell, contract to sell or otherwise dispose of any Series A Preferred Securities, related Backup Undertakings, any limited liability company interests of Enserch Capital, or any preferred stock of ENSERCH or any other securities (including any backup undertakings) of Enserch Capital or ENSERCH which are substantially similar to the Series A Preferred Securities or related Backup Undertakings, or any securities convertible into or exchangeable for Series A Preferred Securities, related Backup Undertakings, limited liability company interests, preferred stock or such substantially similar securities of either Enserch Capital or ENSERCH without the prior written consent of the Underwriters.

                            VALIDITY OF SECURITIES

  Certain matters of Delaware law relating to the validity of the Series A Preferred Securities, the validity of the obligations of ENSERCH under the Limited Liability Company Agreement and the formation of Enserch Capital, are being passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to Enserch Capital. The validity of the Series A Preferred Securities, the
Loan Agreements, the Guarantee, the Loan Guarantee and any   % Subordinated
Debentures issuable in exchange for Series A Preferred Securities, will be passed upon on behalf of Enserch Capital and ENSERCH by William T. Satterwhite, Senior Vice President and General Counsel of ENSERCH, and on behalf of the Underwriters by Mudge Rose Guthrie Alexander & Ferdon, counsel to the Underwriters. Mr. Satterwhite and Mudge Rose Guthrie Alexander & Ferdon may rely on the opinion of Richards, Layton & Finger, P.A. as to certain matters of Delaware law. Mudge Rose Guthrie Alexander & Ferdon may rely on the opinion of Mr. Satterwhite as to all matters of Texas law.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION--DATED APRIL 5, 1994

PROSPECTUS
                               U.S. $450,000,000

                              ENSERCH CORPORATION

                        DEBT SECURITIES, PREFERRED STOCK
                                AND COMMON STOCK

                  ENSERCH CAPITAL L.L.C. PREFERRED SECURITIES

  ENSERCH Corporation ("ENSERCH" or the "Corporation") may offer from time to time in one or more series, together or separately, as shall be designated by ENSERCH (i) debt securities (the "Debt Securities") which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities") which, in the case of Subordinated Debt Securities, may be convertible into the Corporation's Common Stock, $4.45 par value (the "Common Stock"), (ii) shares of its preferred stock, of no par value (the "Preferred Stock"), which may be issued in the form of Depositary Shares evidenced by Depositary Receipts, and (iii) shares of its Common Stock. Enserch Capital L.L.C. ("Enserch Capital"), a Delaware limited liability company and a special purpose subsidiary of ENSERCH, may also offer, from time to time, its preferred limited liability company interests ("EC Preferred Securities"), in one or more series. In connection therewith, ENSERCH and Enserch Preferred Capital, Inc., a Delaware corporation ("Enserch Preferred"), may offer back-up undertakings ("Backup Undertakings") with respect to the EC Preferred Securities, as described herein under "Enserch Capital and Enserch Preferred." The Debt Securities, Preferred Stock, Common Stock, and EC Preferred Securities and any related Backup Undertakings are collectively called the "Securities." The Securities may be offered in amounts, at prices and on terms to be determined at the time of offering, provided, however, that the aggregate initial public offering price of all Securities shall not exceed U.S. $450,000,000 (or its equivalent, based on the applicable exchange rate at the time of sale, in one or more foreign currencies, currency units or composite currencies). Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including where applicable, in the case of Debt Securities: the specific title, aggregate principal amount, the denomination, maturity, premium, if any, the interest rate (which may be fixed, floating or adjustable), the time and method of calculating payment of interest, if any, the place or places where principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, the currency in which principal of (and premium, if any) and interest, if any, on such Debt Securities shall be payable, any terms of redemption at the option of ENSERCH or the holder, any sinking fund provisions, terms for any conversion or exchange into other securities, the initial public offering price and other special terms; and, in the case of Preferred Stock and EC Preferred Securities, the specific title, the aggregate amount, any dividends (including the method of calculating payment of such dividends), liquidation, redemption, any voting and other rights, terms for any conversion or exchange into other securities, the initial public offering price and any other special terms. The Senior Debt Securities when issued will rank on a parity with all other unsecured and unsubordinated indebtedness of the Corporation. The Subordinated Debt Securities when issued will be unsecured and subordinated to all present and future Senior Indebtedness of the Corporation. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global Securities. ENSERCH's Common Stock is listed on the New York Stock Exchange, the Midwest Stock Exchange and the London Stock Exchange. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchanges, subject to official notice of issuance.

  The Prospectus Supplement will contain information concerning certain United States federal income tax considerations, if applicable to the Securities offered.

  The Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of ENSERCH or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Securities.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION NOR HAS  THE SECURI-
  TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
   THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is                , 1994.

                             AVAILABLE INFORMATION

  ENSERCH is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Corporation's Common Stock is listed on, and reports, proxy statements and other information concerning the Corporation may also be inspected at the offices of, the New York Stock Exchange, 20 Broad Street, New York, New York and the Midwest Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605.

  This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement"), which the Corporation has filed with the Commission under the Securities Act of 1933 (the "Securities Act"). Statements contained or incorporated by reference herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the Registration Statement.

  No separate financial statements of Enserch Capital or Enserch Preferred have been included herein. ENSERCH, Enserch Capital and Enserch Preferred do not consider that such financial statements would be material to holders of EC Preferred Securities because Enserch Capital and Enserch Preferred are newly organized special purpose entities, have no operating history and no independent operations and are not engaged in, and do not propose to engage in, any activity other than as set forth below. See "Enserch Capital and Enserch Preferred." Enserch Capital is a limited liability company organized under the laws of the State of Delaware and will be managed by ENSERCH, which beneficially owns all of Enserch Capital's limited liability company interests (other than the EC Preferred Securities) which are non-transferable. Enserch Capital exists solely for the purpose of issuing its limited liability company interests and lending the proceeds thereof to ENSERCH or Enserch Preferred. Enserch Preferred is a Delaware corporation and a wholly-owned subsidiary of ENSERCH. Enserch Preferred exists solely for the purpose of holding the Class B limited liability company interests of Enserch Capital, borrowing the proceeds from the sale of the limited liability company interests of Enserch Capital and reloaning such proceeds to ENSERCH.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed by the Corporation with the Commission pursuant to the Exchange Act (File No. 1-3183) and are incorporated herein by reference:

    1. The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1993; and

    2. The Corporation's Current Reports on Form 8-K dated January 18, 1994, February 9, 1994, and March 3, 1994.

  All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Any person receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Mr. M. G. Fortado, Vice President, Corporate Secretary and Assistant General Counsel, at 300 South St. Paul Street, Dallas, Texas 75201-5589 (tel. 214-670-2649).

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR BY ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF OR, IN THE CASE OF INFORMATION INCORPORATED HEREIN BY REFERENCE, THE DATE OF FILING WITH THE COMMISSION.

                                THE CORPORATION

GENERAL

  ENSERCH is an integrated company focused on natural gas. It is the successor to a company originally organized in 1909 for the purpose of providing natural gas service to North Texas. The Corporation's operations include the following:

    . Natural Gas Transmission and Distribution--Owning and operating interconnected natural gas transmission pipelines, gathering lines, underground gas storage reservoirs, compressor stations, distribution systems and related properties; transporting, distributing and selling natural gas to residential, commercial, industrial, electric-generation, pipeline and other customers; and compressing natural gas for motor vehicle usage. (Lone Star Gas Company, a division of the Corporation, Enserch Gas Company, and related operations.)

    . Natural Gas and Oil Exploration and Production--Exploring for, developing, producing and marketing natural gas and oil. (Enserch Exploration, Inc., Enserch Exploration Partners, Ltd. [more than 99% owned], Enserch International Exploration, Inc., and related operations.)

    . Natural Gas Liquids Processing--Gathering natural gas, processing natural gas to produce liquids and marketing the products. (Enserch Processing Partners, Ltd.)

    . Power and Other--Developing, operating and maintaining independent electric generation power plants and cogeneration facilities; and furnishing energy services under long-term contracts to large building complexes, such as universities and medical centers. (Enserch Development Corporation and Lone Star Energy Company) Providing environmental engineering and contracting services from initial site assessment and feasibility studies to designs, actions and remediation (Enserch Environmental Corporation).

  The Corporation's principal executive offices are located at 300 South St. Paul Street, Dallas, Texas 75201, and its telephone number is (214) 651-8700.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
AND EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

  The following ratios have been restated to give effect to the discontinuance of the Corporation's engineering and construction business segment:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                       1993 1992 1991 1990 1989
                                                       ---- ---- ---- ---- ----
Consolidated ratio of earnings to fixed charges....... .93  1.02 1.49 1.80 1.76
Consolidated ratio of earnings to combined fixed
 charges and preferred stock dividends................ .82   .92 1.25 1.54 1.50

  For purposes of computing the foregoing ratios for continuing operations: (i) "fixed charges" represent interest expense, capitalized interest and the portion of rental expense representing the interest factor for continuing operations, and (ii) "earnings" represent the aggregate of income from continuing operations before extraordinary items, income taxes, amortization of previously capitalized interest and fixed charges deducted from earnings.

  For the purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, the preferred stock dividend requirements were assumed to be equal to the pretax earnings from continuing operations which would be required to cover such dividend requirements computed using the effective tax rates for the applicable period to the extent not antidilutive.

  For the year ended December 31, 1993, fixed charges exceeded earnings by $6.6 million. For the years ended December 31, 1993 and 1992, combined fixed charges and preferred stock dividends exceeded earnings by $19.3 million and $10.3 million, respectively.

  For the year 1993, excluding unusual charges (adverse judgment in litigation, write-off of non U.S. gas and oil assets, charge for efficiency enhancements and severance expenses, and the effect on deferred federal income taxes resulting from the 1% increase in the statutory federal income tax rate on corporations) the ratio of earnings to fixed charges would have been 1.71 and ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.42.

                                USE OF PROCEEDS

  Unless otherwise specified in the Prospectus Supplement, the net proceeds to be received by the Corporation from the sale of the Securities will be used to repay and refinance indebtedness of the Corporation. Pending use for these purposes, the Corporation may invest proceeds from the sale of the Securities in short-term obligations. Enserch Capital will loan to ENSERCH or Enserch Preferred all proceeds received by Enserch Capital from the sale of EC Preferred Securities.

                       DESCRIPTION OF THE DEBT SECURITIES

  Senior Debt Securities may be issued from time to time in one or more series under an Indenture dated as of February 15, 1992 (the "Senior Indenture"), between the Corporation and The First National Bank of Chicago, as Trustee (the "Senior Trustee"). Subordinated Debt Securities may be issued from time to time in one or more series under an indenture (the "Subordinated Indenture") to be entered into between the Corporation and The First National Bank of Chicago, as Trustee (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes referred to collectively as the "Trustees." As used under this caption, unless the context otherwise requires, "debt securities" in lower case shall mean all debt securities issued or issuable, as the case may be, under the respective Indentures, and "Debt Securities" with initial capital letters shall mean the Debt Securities covered by this Prospectus and any Prospectus Supplement. The statements under this caption are brief summaries of certain provisions contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the Indentures, including the definition therein of certain terms, copies of which are filed as exhibits to the Registration Statement, as amended, of which this Prospectus is a part.

  Whenever particular provisions or defined terms in the Indentures are referred to therein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of both the Senior Indenture and Subordinated Indenture unless otherwise noted.

GENERAL

  Each Indenture provides for the issuance of debt securities in one or more series, and does not limit the principal amount of debt securities which may be issued thereunder.

  Reference is made to the Prospectus Supplement for the following terms of the Debt Securities being offered hereby: (1) the specific title of the Debt Securities; (2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (3) the aggregate principal amount of the Debt Securities; (4) the percentage of their principal amount at which the Debt Securities will be issued; (5) the date on which the Debt Securities will mature; (6) the rate or rates per annum or the method for determining such rate or rates, if any, at which the Debt Securities will bear interest; (7) the times at which any such interest will be payable; (8) any provisions relating to optional or mandatory redemption of the Debt Securities; (9) the denominations in which the Debt Securities are authorized to be issued; (10) any provisions relating to the conversion or exchange of the Debt Securities into debt securities of another series; (11) the foreign currency or units of two or more of such foreign currencies in which the Debt Securities are denominated, if other than United States dollars, and the currency in which interest is payable if other than the currency in which the Debt Securities are denominated; (12) the place or places at which the Corporation will make payments of principal (and premium, if any) and interest, if any, and the method of such payment; (13) whether the Debt Securities will be issued in whole or in part in the form of one or more global Debt Securities and, in such case, the depository for such Debt Security or Debt Securities; (14) the person to whom any interest on a Debt Security of such series will be payable, if other than the person in whose name that Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest; (15) the extent to which, or the manner in which, any interest payable on a global Debt Security on an Interest Payment Date will be paid; (16) with respect to the Subordinated Debt Securities only, whether such Securities will be convertible into or exchangeable for Common Stock or any other shares of the capital stock or securities of the Corporation and, if so, the terms and conditions upon which such conversion will be effected including the initial conversion price or rate and the conversion period; (17) any additional covenants and Events of Default and the remedies with respect thereto not currently set forth in the respective Indenture; and
(18) any other specific terms of the Debt Securities. (Section 301).

  If the principal of, premium, if any, or interest on Debt Securities of any series are payable in a foreign or composite currency, or if any index or formula is used to determine the amount of payment of principal of, premium, if any, or interest on any series of Debt Securities, any specific federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating to that series.

  One or more series of Debt Securities may be sold at a substantial discount below its or their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rate. Federal income tax consequences and other special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

SUBORDINATED DEBT SECURITIES

  Subordination. The obligations of the Corporation pursuant to the Subordinated Debt Securities will be subordinate in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness of the Corporation. (Subordinated Indenture--Article XIV). Upon the maturity of principal of any Senior Indebtedness by lapse of time, acceleration or otherwise, no payments, including sinking fund payments, may be made on the Subordinated Debt Securities and no Subordinated Debt Securities may be acquired until all principal of and premium, if any, and interest on all such matured Senior Indebtedness shall have been paid in full. (Subordinated Indenture--Section 1403). "Senior Indebtedness" of the Corporation is defined to mean the principal of and premium, if any, and interest on the indebtedness (other than the Subordinated Debt Securities) of the Corporation, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed to others, (a) for money borrowed from or guaranteed to others, (b) under promissory notes or debentures, bonds or other instruments of indebtedness issued under the provisions of or pursuant to an indenture, agreement, or similar instrument, or (c) for the payment of money relating to the lease of any property which lease may be capitalized on the consolidated balance sheet of the Corporation and its Subsidiaries in accordance with generally accepted accounting principles as in effect from time to time and, in each such case, all renewals, extensions, refundings, amendments or modifications thereof, except for the Corporation's 6 3/8% Convertible Subordinated Debentures due 2002; unless, in each case, by the terms of the instrument creating or evidencing the indebtedness it is provided that such indebtedness is not superior in right of payment to the Subordinated Debt Securities. (Subordinated Indenture--Section 101). The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued. As of December 31, 1993, Senior Indebtedness of the Corporation aggregated approximately $639 million.

  Conversion of Subordinated Debt. The applicable Prospectus Supplement will provide whether the Subordinated Debt Securities of a series will be convertible and, if so, the initial conversion price per share at which such convertible Subordinated Debt Securities will be convertible into Common Stock. Subject to prior redemption of the convertible Subordinated Debt Securities, the holders of such Subordinated Debt Securities will be entitled at any time on or before the close of business on the maturity date thereof to convert such Subordinated Debt Securities (or, in the case of convertible Subordinated Debt Securities of denominations in excess of $1,000 any portion of which is $1,000 or an integral multiple of $1,000) into shares of Common Stock at the initial conversion price set forth in the applicable Prospectus Supplement. No adjustment will be made on conversion of any convertible Subordinated Debt Securities for interest accrued thereon or, except as set forth below, for dividends on any securities issued upon such conversion. (Subordinated Indenture--Section 1301).

  In order to exercise the right of conversion, the holder of any such convertible Subordinated Debt Securities must surrender his convertible Subordinated Debt Securities to the Corporation at any office or agency of the Corporation maintained for such purpose. The convertible Subordinated Debt Securities to be surrendered must be accompanied by written notice to the Corporation that the holder elects to convert such Subordinated Debt Securities.

  If any convertible Subordinated Debt Security, whether or not called for redemption, is converted between a record date for the payment of interest and the next succeeding interest payment date, such convertible Subordinated Debt Security must be accompanied by funds payable to the Corporation equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. In the case of any convertible Subordinated Debt Security or portion thereof called for redemption, conversion rights expire at the close of business on the Redemption Date, even if such redemption occurs at a time when conversion of the Subordinated Debt Security portion thereof is in the best interests of the holder. (Subordinated Indenture--Section 1302).

  No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an adjustment in cash will be made based on the market price of Common Stock at the close of business on the date of conversion. (Subordinated Indenture--Section 1303).

  The Conversion Price will be subject to adjustment in the event of: (i) the payment of certain stock dividends on the Common Stock; (ii) the issuance of certain rights or warrants to all holders of the Common Stock entitling them to subscribe for or purchase Common Stock at a price less than the market price;
(iii) the subdivision of Common Stock into a greater number of shares of Common Stock or the combination of Common Stock into a smaller number of shares of Common Stock; (iv) the distribution by the Corporation to all holders of the Common Stock of evidences of indebtedness or assets of the Corporation (excluding rights or warrants and any dividends or distributions mentioned above); and (v) the reclassification of Common Stock into other securities. However, no adjustment in the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price. (Subordinated Indenture--Section 1304).

  In case of certain consolidations or mergers to which the Corporation is a party or the transfer of substantially all of the assets of the Corporation, each convertible Subordinated Debt Security then outstanding would, without the consent of any holders of the convertible Subordinated Debt Securities, become convertible only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger or transfer by a holder of the number of shares of Common Stock into which such convertible Subordinated Debt Security might have been converted immediately prior to such consolidation, merger or transfer (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). (Subordinated Indenture--Section 1311).

FORM, EXCHANGE, REGISTRATION AND TRANSFER

  Debt Securities of a series may be issuable in certificated or global form. Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Corporation for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the relevant Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Corporation has appointed the Senior Trustee as Security Registrar with respect to the Senior Debt Securities and the Subordinated Trustee as Security Registrar with respect to the Subordinated Debt Securities. (Section 305). If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Corporation with respect to any series of Debt Securities, the Corporation may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Corporation will be required to maintain a transfer agent in each Place of Payment for such series. (Section 1002). The Corporation may at any time designate additional transfer agents with respect to any series of Debt Securities.

  In the event of any redemption in part, the Corporation shall not be required to (i) issue, register the transfer of or exchange any Debt Security during a period beginning at the opening of business 15 days before any selection for redemption of Debt Securities of like tenor and of the series of which such Debt Security is a part, and ending at the close of business on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of Debt Securities of like tenor and of such series to be redeemed and (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (Sections 305 and 1103).

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium (if any) on any Debt Security will be made only against surrender to the Paying Agent of such Debt Security. Unless otherwise indicated in an applicable Prospectus Supplement, principal of and any premium and interest, if any, on Debt Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Corporation may designate from time to time, except that at the option of the Corporation payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register with respect to such Debt Securities. (Section 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the person in whose name such Debt Security (or Predecessor Security) is registered at the close of business on the Regular Record Date for such interest. (Section
307).

  Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of the related Trustee in the City of Chicago will be designated as the Corporation's sole Paying Agent for payments with respect to Debt Securities of each series. (Sections 101 and 1002). Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Corporation for the respective Debt Securities will be named in an applicable Prospectus Supplement. (Section 301). The Corporation may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Corporation will be required to maintain a Paying Agent in each Place of Payment for each series of the respective Debt Securities. (Section 1002).

  All moneys paid by the Corporation to a Paying Agent for the payment of the principal of and premium or interest, if any, on any Debt Security of any series which remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to the Corporation and the holder of such Debt Security will thereafter look only to the Corporation for payment thereof. (Section 1003).

GLOBAL DEBT SECURITIES

  If any Debt Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Debt Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and any premium and interest on a global Debt Security will be payable in the manner described in the applicable Prospectus Supplement. (Section 301).

  The specific terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a global Debt Security will be described in the applicable Prospectus Supplement.

MODIFICATION OF THE INDENTURES

  The Indentures contain provisions permitting the Corporation and the respective Trustees, with the consent of the holders of not less than a majority in principal amount of the debt securities which are affected by the modification, to modify the particular Indenture or any supplemental indenture or the rights of the holders of the debt securities issued under such Indenture; provided that no such modification may, without the consent of the holder of each outstanding debt security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on, any Debt Security, (b) reduce the principal amount of, or premium or rate of interest, if any, on, any Debt Security, (c) reduce the amount of principal of an original issue discount Debt Security payable upon acceleration of the maturity thereof, (d) change the place or currency of payment of principal of, or premium or interest, if any, on, any Debt Security,
(e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902).

EVENTS OF DEFAULT

  An Event of Default with respect to Debt Securities of any series is defined in the Indentures as being; default for 30 days in payment of any interest on Debt Securities of such series; default in payment of principal of (or premium, if any, on) Debt Securities of such series; default in payment of any mandatory sinking fund payment required by the Debt Securities of such series; default for 60 days after notice in the performance of any other covenant in the Debt Securities of such series or in the Indentures or certain events of bankruptcy, insolvency or reorganization. The Senior Indenture (but not the Subordinated Indenture) also defines an Event of Default with respect to Senior Debt Securities of any series to be a default which involves the failure by the Corporation to pay when due the principal of any indebtedness for money borrowed by the

Corporation in excess of $25 million or which results in the acceleration of any such indebtedness in excess of $25 million, if such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within 10 days after written notice as provided in the Senior Indenture. In case an Event of Default with respect to Debt Securities of any series shall occur and be continuing, the respective Trustees or the holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal of all such Debt Securities to be due and payable. The Corporation is required to furnish to the Senior Trustee and the Subordinated Trustee annually a statement as to the performance by the Corporation of its obligations under the respective Indentures and as to any default in such performance. Under certain circumstances any declaration of acceleration with respect to Debt Securities of any series may be rescinded and past defaults (except, unless theretofore cured, a default in the payment of principal of or interest on the Debt Securities) may be waived by the holders of a majority in the aggregate principal amount of the Debt Securities of such series then outstanding. The Indentures provide that the Trustees may withhold notice to the holders of the respective Debt Securities of any series of any continuing default (except in the payment of the principal (other than any mandatory sinking fund payment) of (or premium, if any) or interest on any Debt Securities of such series) if such Trustee considers it in the interest of holders of such series of Debt Securities to do so. (Section 501).

SENIOR INDENTURE RESTRICTIVE COVENANT--LIMITATION ON LIENS

  The Senior Indenture (but not the Subordinated Indenture) provides that the Corporation will not create, assume or suffer to exist, and will not permit any subsidiary to create, assume or suffer to exist, except in favor of the Corporation, any mortgage, pledge or other lien or encumbrance on any of its properties or assets (including stock and other securities of subsidiaries) without making effective provision to secure equally and ratably the Senior Debt Securities then outstanding and other indebtedness entitled to be so secured, except that the Corporation or a subsidiary, without so securing the Senior Debt Securities, may create, assume or suffer to exist (a) certain purchase money and existing liens in connection with property acquisitions and the extension, renewal or refunding of the same, (b) pledges of current assets, in the ordinary course of business to secure current liabilities, (c) liens on property to secure obligations to pay all or part of the purchase price of such property only out of or measured by oil or gas production or the proceeds thereof, or liens upon production from oil or gas property or the proceeds of such production, to secure obligations to pay all or part of the expenses of exploration, drilling or development of such property only out of such production or proceeds, (d) mechanics' or materialmen's liens, certain good faith deposits, deposits to secure public or statutory obligations, deposits to secure, or in lieu of, surety, stay or appeal bonds, and deposits as security for payment of taxes, assessments or similar charges and liens or security interests created in connection with bid or completion bonds, (e) liens arising by reason of deposits with, or the giving of security to, a governmental agency as a condition to the transaction of business or the exercise of a privilege, or deposits to enable the Corporation or a subsidiary to maintain self-insurance or participate in any funds established to cover any insurance risks, or in connection with workmen's compensation, unemployment insurance, old age pension or other social security, (f) pledges or assignments of accounts receivable, including customers' instalment paper, to banks or others (including to or by any subsidiary which is principally engaged in the business of financing the business of the Corporation and its subsidiaries) made in the ordinary course of business, (g) liens of taxes or assessments for the current year or not due or being contested in good faith and against which an adequate reserve has been established, (h) judgments or liens the finality of which is being contested and execution on which is stayed, (i) assessments or similar encumbrances the existence of which does not impair the use of the property subject thereto for the purposes for which it was acquired, (j) certain landlords' liens so long as the rent secured thereby is not in default, and (k) liens on the assets of any limited liability company organized under a limited liability company act of any State which limited liability company is treated as a partnership for federal income tax purposes. (Senior Indenture--Section
1006).

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

  The Indentures provide that the Corporation may not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless (i) the successor Person shall be organized and existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture the due and punctual payment of the principal of, any premium on, and any interest on, all the Debt Securities and the performance of every covenant in such Indenture on the part of the Corporation to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Corporation shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction. In case of any such consolidation, merger, conveyance or transfer, such successor Person will succeed to and be substituted for the Corporation as obligor on the Debt Securities, with the same effect as if it had been named in the Indenture as the Corporation. (Section 801).

  The Indentures do not contain any other covenant which restricts the Corporation's ability to merge or consolidate with any other corporation, sell or convey all or substantially all of its assets to any persons, firm or corporation or otherwise engage in restructuring transactions. Further, the Indentures do not contain any provisions which would provide protection to holders of Debt Securities against a sudden and dramatic decline in credit quality resulting from a takeover, a recapitalization or similar restructuring of the Corporation.

TITLE

  The Corporation, the Trustees and any agent of the Corporation or the relevant Trustee may treat the registered owner of any Debt Security as the absolute owner thereof (whether or not such Debt Security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308).

DEFEASANCE AND DISCHARGE

  Under the terms of the Indentures, the Corporation will be discharged from any and all obligations in respect of the Debt Securities of any series (except in each case for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) if the Corporation deposits with the Trustee, in trust, (i) money; (ii) U.S. Government Securities (as defined) or, in the case of Debt Securities denominated in a foreign currency, Foreign Government Securities (as defined) which through the payment of Interest thereon and principal thereof in accordance with their terms will provide money; or (iii) any combination of (i) and (ii) above, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. Such defeasance and discharge will become effective 91 days after the Corporation, among other things, has delivered to the Trustee an Opinion of Counsel to the effect that (i) the deposit and related defeasance would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes, or a copy of a ruling or other formal statement or action to such effect received from or published by the United States Internal Revenue Service; and (ii) the trust resulting from the defeasance will not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended. (Section 403).

REPLACEMENT OF DEBT SECURITIES

  Any mutilated Debt Security will be replaced by the Corporation at the expense of the holder upon surrender of such Debt Security to the relevant Trustee. Debt Securities that become destroyed, lost or stolen will be replaced by the Corporation at the expense of the holder upon delivery to the relevant Trustee of evidence of the destruction, loss or theft thereof satisfactory to the Corporation and the relevant Trustee. In the case of a destroyed, lost or stolen Debt Security, an indemnity satisfactory to the relevant Trustee and the Corporation may be required at the expense of the holder of such Debt Security before a replacement Debt Security will be issued. (Section 306).

GOVERNING LAW

  The Senior Indenture is, and the Subordinated Indenture and the Debt Securities will be, governed by, and construed in accordance with, the laws of the State of Texas. (Section 112).

INFORMATION CONCERNING THE TRUSTEES

  Subject to the provisions of the relevant Indenture relating to its duties, each Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of any of the holders thereunder, unless such holders shall have offered to such Trustee reasonable indemnity. Subject to such provision for indemnification, the holders of a majority in principal amount of the debt securities then outstanding thereunder will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on such Trustee. (Section 601).

  The Indentures contain limitations on the right of the Trustee, as a creditor of the Corporation to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under the Indentures it is a creditor of the Corporation.

  The First National Bank of Chicago, the Trustee under each Indenture, has from time to time engaged in transactions with, or performed services for ENSERCH in the ordinary course of business.

                      DESCRIPTION OF ENSERCH CAPITAL STOCK

  The following description of the capital stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the more complete descriptions thereof set forth in (a) the Corporation's Restated Articles of Incorporation, as amended, and the Rights Agreement, dated as of April 15, 1986, between the Corporation and Harris Trust Company of New York, as Rights Agent, both of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and (b) the Statement of Resolutions relating to each series of Preferred Stock, which will be filed with the Commission at or prior to the time of the offering of such series of Preferred Stock. A form of Statement of Resolutions is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  The Corporation is currently authorized by its Restated Articles of Incorporation to issue 100,000,000 shares of Common Stock, of $4.45 par value, 2,000,000 shares of preferred stock, of no par value (the "preferred stock"), and 2,000,000 shares of Voting Preference Stock, of no par value. The Board of Directors has authority to divide the preferred stock and Voting Preference Stock into one or more series and has broad authority to fix and determine the relative rights and preferences of the shares of each such series.

COMMON STOCK

  The Corporation is authorized by its Restated Articles of Incorporation to issue up to 100,000,000 shares of Common Stock, par value $4.45 per share.

  Subject to the rights of the holders of the preferred stock and Voting Preference Stock which may be outstanding from time to time, holders of Common Stock are entitled to receive such dividends as are declared by the Board of Directors from any funds legally available therefor, to one vote for each share on all matters voted upon by shareholders, including election of directors (cumulative voting being prohibited), and to share ratably in assets available for distribution upon any liquidation. Common Stock has no preemptive rights and is not subject to redemption or to any further call or assessment.

  In April 1986, the Corporation's Board declared a dividend of one Voting Preference Stock contingent purchase right on each outstanding share of Common Stock. All shares of Common Stock issued subsequently also include these rights. Under certain conditions, each right may be exercised to purchase one two-hundredth of a share of a new series of Voting Preference Stock at an exercise price of $60. The rights are exercisable only if a person or group acquires beneficial ownership of 20% or more of the Common Stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 30% or more of the Common Stock. If any person becomes the beneficial owner of 30% or more of the Common Stock, or if a 20%-or-more shareholder engages in certain self-dealing transactions, or if in a merger transaction with the Corporation in which the Corporation is the surviving corporation and its Common Stock is not changed or converted, then each right not owned by such person or related parties will entitle its holder to purchase, at the right's then current exercise price, shares of Common Stock (or, in certain circumstances as determined by the Board, other consideration) having a value of twice the right's exercise price. In addition, if the Corporation is involved in a merger or other business combination transaction with another person in which its Common Stock is changed or converted, or sells 50% or more of its assets or earning power to another person, each right will entitle its holder to purchase, at the right's then-current exercise price, Common Stock of such other person having a value of twice the right's exercise price. The rights, which have no voting rights, expire on May 5, 1996. the Corporation generally will be entitled to redeem the rights at $.05 per right at any time until the 15th day following public announcement that a 20% position has been acquired.

  Dividend restrictions on Common Stock are contained in several agreements relating to senior long-term debt and in the Restated Articles of Incorporation of the Corporation. Pursuant to the Restated Articles of Incorporation, no dividend (other than a dividend payable in Common Stock) or other distribution is permitted to be declared or paid on, and no amount is permitted to be applied to the purchase of, the Common Stock unless (i) full cumulative dividends for all past dividend periods have been paid or declared and set apart for payment, and full cumulative dividends for the then current dividend period have been, or simultaneously therewith are, paid or declared on outstanding preferred stock and Voting Preference Stock and (ii) after giving effect to such payment of dividend, other distribution or purchase, the aggregate capital of the Corporation applicable to all capital stock outstanding ranking junior to the preferred stock and Voting Preference Stock as to dividends or assets plus the consolidated earned and capital surplus of the Corporation and its subsidiaries shall exceed the aggregate amount payable on involuntary dissolution, liquidation or winding up of the Corporation on all outstanding shares of the preferred stock and the Voting Preference Stock and all stock ranking prior to or on a parity with such stock as to dividends or assets to be outstanding after such payment of dividend, other distribution or purchase. At December 31, 1993, the Corporation had approximately $342 million of consolidated common shareholders' equity which was free of such restrictions after giving pro forma effect to the redemption by the Corporation of all of its then outstanding sinking fund debentures and its Adjustable Rate Cumulative Preferred Stock, Series D in March, 1994.

  The Transfer Agent and Registrar of the Corporation's Common Stock is Harris Trust Company of New York, New York, New York.

PREFERRED STOCK

  The Corporation is currently authorized by its Restated Articles of Incorporation to issue 2,000,000 shares of preferred stock, of no par value, of which 100,000 shares of Adjustable Rate Cumulative Preferred Stock, Series E, were outstanding on the date of this Prospectus. The Board of Directors has authority to divide the preferred stock into one or more series and to fix and determine relative rights and preferences of the shares of each such series.

  All series of preferred stock, including any series of Preferred Stock to which any Prospectus Supplement may relate, shall have the dividend, liquidation, redemption and voting rights set forth below. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the title of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the price at which such Preferred Stock will be issued; (iv) whether dividends shall be payable and, if payable, the dividend rate (or method of calculation);
(v) any redemption or sinking fund provisions of such Preferred Stock; (vi) the terms of any right to convert the Preferred Stock into other securities of the Corporation; (vii) whether the Corporation has elected to offer Depositary Shares (as defined below); and (viii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

  The Preferred Stock offered by any Prospectus Supplement will, when issued, be fully paid and nonassessable and have no preemptive rights.

  As described under "Depositary Shares" below, the Corporation may, at its option, elect to offer depositary shares evidenced by depositary receipts, each representing a fraction (to be specified in the Prospectus Supplement relating to the particular series of Preferred Stock) of a share of the particular series of the Preferred Stock issued and deposited with a depositary, in lieu of offering full shares of such series of the Preferred Stock.

  Dividends. To the extent that the applicable Prospectus Supplement provides that dividends shall be paid on a series of Preferred Stock, the holders of shares of such series of Preferred Stock will be entitled to receive, when and as declared by the Board of Directors of the Corporation out of assets of the Corporation legally available therefor, cumulative cash dividends at the rate per share set forth in the applicable Prospectus Supplement. Dividends on such series of Preferred Stock will accrue from the date of original issuance and will be paid quarterly on the first day of February, May, August and November (the "Quarterly Dividend Payment Dates") commencing on the Quarterly Dividend Payment Date next succeeding the expiration of 30 days after the date of initial issue of any shares of such series.

  No dividends (other than a dividend payable in Common Stock) shall be paid or other distribution made on shares of the Common Stock or on any other class of stock ranking junior to the preferred stock as to dividends or assets, nor shall any shares of the Common Stock or other junior stock be purchased or redeemed, unless (i) all dividends on the outstanding preferred stock for all past quarterly dividend periods have been paid or declared and set apart for payment, and all dividends on the preferred stock for the current period have been paid or declared and set apart for payment, and (ii) after giving effect to such payment of dividends, other distributions, purchase or redemption, the aggregate capital of the Corporation applicable to all capital stock outstanding ranking junior to the preferred stock as to dividends or assets, plus the consolidated earned and capital surplus of the Corporation and its subsidiaries, shall exceed the aggregate amount payable on involuntary dissolution, liquidation or winding up of the Corporation on all shares of the preferred stock and all stock ranking prior to or on a parity with the preferred stock as to dividends or assets to be outstanding after such payment of dividends, other distribution, purchase or redemption. Dividends may not be paid on any one series of preferred stock unless dividends have been or are contemporaneously paid or declared on the preferred stock on all series entitled thereto.

  Several agreements relating to senior long-term debt also contain restrictions on distributions on capital stock of the Corporation. At December 31, 1993, the Corporation had approximately $342 million of consolidated common shareholders' equity which was free of such restrictions after giving pro forma effect to the redemption by the Corporation of all of its then outstanding sinking fund debentures and its Adjustable Rate Cumulative Preferred Stock, Series D in March 1994.

  Voting Rights. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by applicable law, the holders of shares of each series of Preferred Stock will have no ordinary voting rights. However, without the approval of the holders of shares representing at least two-thirds of the votes entitled to be cast by the preferred stock, the Corporation may not amend its Restated Articles of Incorporation to (1) create, or increase the number of authorized shares of, a class of stock ranking prior to or on a parity with the preferred stock as to dividends or assets; (2) increase the authorized number of shares of preferred stock; and (3) change any of the rights or preferences of outstanding preferred stock or any series thereof. Rights and preferences of any outstanding series, which vary from the rights and preferences of other outstanding series, may not be changed without the approval of the holders of shares representing at least two-thirds of the votes entitled to be cast by such series. In addition, holders of preferred stock have the right to elect two directors if cumulative dividend payments shall not have been paid for six quarterly dividend periods, and this right shall continue until such time as the default in payment of dividends shall have been cured.

  So long as any shares of any series of preferred stock shall be outstanding, the Corporation shall not, without the approval of the holders of shares representing a majority of the votes entitled to be cast, issue any additional shares, or reissue any reacquired shares, of preferred stock or of any other class of stock ranking prior to or on a parity with the outstanding shares of the preferred stock as to dividends or assets for any purpose other than to purchase or redeem an equal par or stated value on involuntary liquidation of preferred stock or of stock ranking prior to or on a parity with the preferred stock as to dividends or assets at the time outstanding unless

    (i) the consolidated gross income (as defined) of the Corporation and its subsidiaries for 12 consecutive calendar months within a period of 15 calendar months immediately preceding the calendar month of such issuance is equal to at least 1 1/2 times the aggregate of the annual interest charges on indebtedness of the Corporation and its subsidiaries (excluding interest charges on indebtedness to be retired by the application of the proceeds from the issuance of such shares) and the annual dividend requirements on all preferred stock (including dividend requirements on any class of stock ranking prior to or on a parity with the shares to be issued as to dividends or assets but excluding any dividend requirements on any stock to be retired by the application of the proceeds from the issuance of such shares), which shall be outstanding immediately after the issuance of such shares; and

    (ii) the aggregate capital of the Corporation applicable to all capital stock outstanding ranking junior to the preferred stock as to dividends and assets, plus the consolidated earned and capital surplus of the Corporation and its subsidiaries, shall be at least equal to the aggregate amount payable upon involuntary dissolution, liquidation or winding up of the Corporation on all shares of the preferred stock, and all stock ranking prior to or on a parity with the preferred stock as to dividends or assets, to be outstanding immediately after the issuance of such shares of preferred stock or such stock ranking prior to or on a parity therewith and the application of the proceeds thereof.

  Each share of preferred stock of any series having a stated value of $100 on involuntary liquidation shall, to the extent it is entitled to vote, be entitled to one vote per share. Each share of preferred stock of any series having a stated value other than $100 on involuntary liquidation shall be entitled to as many votes or a fractional vote, as the case may be, as determined by the ratio of the stated value on involuntary liquidation of a share of each such series to $100.

  Redemption. A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Corporation, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series.

  The Corporation's Restated Articles of Incorporation prohibit the Corporation from redeeming (at its option or through operation of a sinking fund) or purchasing shares of any series of preferred stock unless full cumulative dividends on all outstanding shares of preferred stock for all dividend periods ending on or prior to the date of redemption or purchase shall have been paid or declared and set apart for payment.

  Shares of any series of preferred stock which shall have been redeemed or purchased by the Corporation shall, upon the filing of any required certificate, be restored to the status of authorized but unissued shares of preferred stock without designation and may be reissued from time to time, unless the statement of resolution relating to such series of preferred stock provides otherwise.

  Liquidation Rights. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation the holders of each series of Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of the assets is made to the holders of the Voting Preference Stock or the Common Stock, cash in the amount or amounts set forth in the Prospectus Supplement relating to such series of Preferred Stock plus accrued and unpaid dividends. If the assets are not sufficient to pay in full the amounts payable on all shares of preferred stock in the event of voluntary or involuntary dissolution, liquidation or winding up, then the assets available for payment will be distributed ratably among the holders of the preferred stock of all series in proportion to the full preferential amounts to which they are respectively entitled.

  Transfer Agent and Registrar. The transfer agent for each series of Preferred Stock will be described in the related Prospectus Supplement.

  Adjustable Rate Cumulative Preferred Stock, Series E. The Corporation also has outstanding 100,000 shares of Adjustable Rate Cumulative Preferred Stock, Series E (the "Series E Preferred Stock"). These shares are of no par value per share but have a stated value on liquidation of $1,000 per share. Series E Preferred Stock is redeemable at the option of the Corporation at $1,030 per share through April 30, 1994, and at $1,000 per share thereafter. The Series E Preferred Stock is deposited with a bank under a depositary agreement and is represented by 1,000,000 Depositary Shares. The First Chicago Trust Company of New York, New York, New York, is the Transfer Agent for the Series E Depositary Shares.

VOTING PREFERENCE STOCK

  The Corporation has authorized 500,000 shares of a series of Voting Preference Stock in connection with the shareholders rights plan described under "Common Stock" above. To date none of such shares have been issued or are outstanding.

  The Voting Preference Stock is junior to Preferred Stock but has a preference over Common Stock as to dividends and assets on liquidation. Dividends (other than dividends payable in Common Stock) cannot be paid on Common Stock if the Corporation has not met the requirements for dividend payments or for any sinking fund created with respect to any series of Voting Preference Stock. In general, holders of Voting Preference Stock have the same voting rights as holders of Common Stock for the election of directors and all other purposes (voting with the Common Stock together as a single class) as well as voting rights specified by Texas law, except that holders of Voting Preference Stock have no voting rights on amendments to the Restated Articles of Incorporation other than as provided under Texas law and by the Restated Articles of Incorporation. Voting Preference Stock is entitled to one vote for each $10,000 of stated value attributable to such shares subject, however, to adjustments for shares having a stated value other than $10,000. Voting Preference Stock has no preemptive rights.

DEPOSITARY SHARES

  General. The Corporation may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. If such option is exercised, the Corporation will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

  The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Corporation and a bank or trust company selected by the Corporation having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

  The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and Depositary Receipts are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

  Pending the preparation of definitive Depositary Receipts, the Depositary may, upon the written order of the Corporation or any holder of Preferred Stock, execute and deliver temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the benefits pertaining to) definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Corporation's expense.

  Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Receipts is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock and all money and other property, if any, relating to the surrendered Depositary Receipts.

  Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

  In the event of a distribution other than in cash or rights, preferences or privileges upon the Preferred Stock, the Depositary will distribute securities or property received by it to the record holders of Depositary Shares entitled thereto in proportion to the number of such Depositary Shares owned by such holders, unless the Depositary determines such distribution cannot be made proportionately among such holders or that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Corporation, sell such securities or property or adopt such other method as it deems equitable and practicable for effecting such distribution and distribute the net proceeds from such sale to such holders.

  Redemption of Depositary Shares. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The Depositary will mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock plus all money and other property, if any, represented by such Depositary Shares. Whenever the Corporation redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata or in any other manner, as may be determined by the Depositary to be equitable.

  Voting. Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail a notice containing the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Such notice will also state that each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares and will contain a brief statement as to the manner in which such instructions may be given. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Corporation will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock (but, in its discretion, not from appearing at any meeting with respect to such Preferred Stock unless directed to the contrary by the holders of all the Depositary Receipts) to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

  Amendment and Termination of the Depositary Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Corporation and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Corporation or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation and such distribution has been distributed to the holders of Depositary Shares.

  Charges of Depositary. The Corporation will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Corporation will pay all charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares, redemption of the Preferred Stock at the option of the Corporation and withdrawal of shares of Preferred Stock by holders of Depositary Shares. Holders of Depositary Shares will pay all other transfer and other taxes and governmental charges.

  Miscellaneous. The Depositary will make available for inspection by holders of Depositary Receipts, at the Depositary's office, any reports and communications received from the Corporation which are received by the Depositary as the holder of Preferred Stock.

  Neither the Depositary, any Depositary's Agent, any Registrar nor the Corporation will incur any liability if it is prevented or delayed by law or any circumstance beyond its control from performing its obligations under the Deposit Agreement. Neither the Depositary, any Depositary's Agent, any Registrar nor the Corporation assumes any obligation or shall be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for their gross negligence, willful misconduct, or bad faith. Neither the Depositary, any Depositary's Agent, any Registrar nor the Corporation shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of the Preferred Stock, the Depositary Shares or the Depositary Receipts which in its opinion may involve it in expense or liability unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required. Neither the Depositary, any Depositary's Agent, any Registrar nor the Corporation shall be liable for any action or any failure to act by it in reliance upon the written advice of legal counsel or accountants or upon information from any person presenting Stock for deposit, any holder of a Depositary Receipt or any other person believed by it in good faith to be competent to give such information. The Depositary, any Depositary's Agent, any Registrar and the Corporation may each rely and shall each be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

  Resignation and Removal of Depositary. The Depositary may resign at any time by delivering to the Corporation written notice of its election to do so, and the Corporation may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                     ENSERCH CAPITAL AND ENSERCH PREFERRED

GENERAL

  Enserch Capital, a subsidiary of ENSERCH, is a limited liability company organized under the laws of the State of Delaware. All of its limited liability company interests (other than EC Preferred Securities) are beneficially owned by ENSERCH and are non-transferable. ENSERCH will be the only Class A Member of Enserch Capital and will hold all of the Class A common limited liability interests. Enserch Preferred will be the only Class B Member of Enserch Capital (the "Class B Member") and will hold all of the Class B common limited liability company interests. Enserch Capital's registered office in the State of Delaware is c/o The Corporation Trust Company, Corporate Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, telephone:
(302) 658-7581. Enserch Capital has no board of directors, and all of its business and affairs will be conducted by ENSERCH, as the sole Class A Member. The location of the principal executive offices of the Class A Member is set forth above under "The Corporation." Enserch Capital exists solely for the purpose of issuing its limited liability company interests and lending the net proceeds thereof to ENSERCH or Enserch Preferred.

  Enserch Preferred, a wholly-owned subsidiary of ENSERCH, was incorporated in Texas and reincorporated in Delaware in March 1994. Enserch Preferred's principal executive offices are located at 300 South St. Paul Street, Dallas, Texas 75201. Enserch Preferred exists solely for the purpose of holding the Class B limited liability company interests of Enserch Capital, borrowing the proceeds from the sale of the limited liability company interests of Enserch Capital and reloaning the proceeds to ENSERCH.

EC PREFERRED SECURITIES

  Enserch Capital may, from time to time, issue EC Preferred Securities, in one or more series, having terms described in the Prospectus Supplement relating thereto. The EC Preferred Securities may be exchangeable for Subordinated Debt Securities or Preferred Stock of ENSERCH under circumstances described in the Prospectus Supplement relating to such EC Preferred Securities. Enserch Capital's Amended and Restated Limited Liability Company Agreement (the "Limited Liability Company Agreement") will authorize the establishment of one or more classes or series of EC Preferred Securities, having such terms, including dividend, redemption, exchange, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions, as shall be set forth therein or otherwise established by the Class A Member pursuant thereto. Reference is made to the Prospectus Supplement relating to the EC Preferred Securities of a particular series for specific terms, including (i) the distinctive designation of such series which shall distinguish it from other series; (ii) the number of EC Preferred Securities included in such series, which number may be increased or decreased from time to time unless otherwise provided by the Class A Member in creating the series;
(iii) the annual dividend rate (or method of determining such rate) for EC Preferred Securities of such series and the date or dates upon which such dividends shall be payable; (iv) whether dividends on EC Preferred Securities of such series shall be cumulative, and, in the case of EC Preferred Securities of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on EC Preferred Securities of such series shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of Enserch Capital to the holders of EC Preferred Securities of such series upon voluntary or involuntary dissolution, winding up or termination of Enserch Capital; (vi) the price or prices at which, the period or periods within which and the terms and conditions upon which EC Preferred Securities of such series may be redeemed or purchased, in whole or in part, at the option of Enserch Capital; (vii) the obligation, if any, of Enserch Capital to purchase or redeem EC Preferred Securities of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which EC Preferred Securities of such series shall be redeemed, in whole or in part, pursuant to such obligation; (viii) the period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, upon which EC Preferred Securities of such series shall be convertible or exchangeable at the option of the holder or Enserch Capital or ENSERCH into any other Interests or securities or other property or cash or into any other series of EC Preferred Securities; (ix) the voting rights, if any, of EC Preferred Securities of such series in addition to those required by law, including the number of votes per EC Preferred Security and any requirement for the approval by the holders of EC Preferred Securities, or of EC Preferred Securities of one or more series, or of both, as a condition to specified action or amendments to the Limited Liability Company Agreement; (x) the ranking of EC Preferred Securities of the series as compared with Preferred Securities of other series in respect of the right to receive dividends and the right to receive payments out of the assets of Enserch Capital upon voluntary or involuntary dissolution, winding up or termination of Enserch Capital; (xi) the nature and terms of any backup undertakings of ENSERCH and/or Enserch Preferred or another subsidiary of ENSERCH to be provided to holders of EC Preferred Securities of such series; and (xii) any other relative rights, powers, preferences or limitations of EC Preferred Securities of the series not inconsistent with the Limited Liability Company Agreement or with applicable law. All EC Preferred Securities offered hereby will be guaranteed by ENSERCH to the limited extent set forth below under "Guarantee" and may also be entitled to the benefits of certain undertakings of ENSERCH and Enserch Preferred as described below under "Backup Undertakings." Holders of EC Preferred Securities will be Class C Members of Enserch Capital. Any special federal income tax, accounting and other considerations applicable to any offering of EC Preferred Securities and related Backup Undertakings will be described in the Prospectus Supplement relating thereto.

GUARANTEE

  ENSERCH will irrevocably and unconditionally agree (the "Guarantee"), to the extent set forth herein, to pay in full, to the holders of EC Preferred Securities of any class or series, the Guarantee Payments (as defined below), as and when due, regardless of any defense, right of set-off or counterclaim which Enserch Capital may have or assert. The Guarantee will constitute a guarantee of payment and not of collection, and may be enforced by holders of EC Preferred Securities directly against ENSERCH. The following payments to the extent not paid by Enserch Capital (the "Guarantee Payments") will be subject to the Guarantee (without duplication): (i) any accumulated arrears and accruals of unpaid dividends which have heretofore been declared on the EC Preferred Securities of such class or series out of moneys legally available therefor, (ii) the redemption price including all accumulated arrears and accruals of unpaid dividends payable, out of moneys legally available therefor, with respect to any EC Preferred Securities of such class or series called for redemption, (iii) upon a liquidation of Enserch Capital, the lesser of (a) the aggregate of the liquidation preference and all accumulated arrears and accruals of unpaid dividends (whether or not declared) on the EC Preferred Securities of such class or series to the date of payment and (b) the amount of assets of Enserch Capital remaining available for distribution in liquidation to the holders of EC Preferred Securities of such class or series, and (iv) any Additional Amounts payable to Enserch Capital as described in the accompanying Prospectus Supplement. In addition, the Prospectus Supplement relating to a class or series of EC Preferred Securities will describe the rank of the Guarantee and any additional covenants or other terms of the Guarantee of ENSERCH with respect to such class or series, including any Additional Amounts payable under the Guarantee with respect thereto.


BACKUP UNDERTAKINGS

  In connection with any class or series of EC Preferred Securities, ENSERCH may enter into additional arrangements with Enserch Capital, including intercompany loan agreements involving Enserch Capital or Enserch Preferred and amendments to Enserch Capital's Limited Liability Company Agreement, that operate directly or indirectly for the benefit of holders of the EC Preferred Securities. ENSERCH will also irrevocably and unconditionally agree to guarantee, to the extent set forth in the Prospectus Supplement, to pay in full, to Enserch Capital for the benefit of the holders of the EC Preferred Securities of any class or series, certain obligations of Enserch Preferred under any intercompany loan agreements with Enserch Capital, as and when due, regardless of any defense, right of set-off or counterclaim which Enserch Preferred may have or assert. The terms and provisions of, including the rank of any such guarantee and any additional covenants, will be described in the Prospectus Supplement. Such guarantee, the Guarantee described above under "Guarantee," and any such other arrangements are herein collectively referred to as "Backup Undertakings" and will be described in the Prospectus Supplement relating to any class or series of EC Preferred Securities to which they apply.

VALIDITY OF EC PREFERRED SECURITIES

  Certain matters of Delaware law relating to the validity of the EC Preferred Securities of Enserch Capital offered hereby will be passed upon by Richards, Layton & Finger, P.A., as special Delaware counsel for Enserch Capital. In rendering their opinions with respect to the EC Preferred Securities as described under "Legal Opinions," Mr. Satterwhite and Mudge Rose Guthrie Alexander & Ferdon may rely on Richards, Layton & Finger, P.A. as to certain matters of Delaware law.

                              PLAN OF DISTRIBUTION

  ENSERCH and/or Enserch Capital may offer or sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents. ENSERCH and/or Enserch Capital may sell Securities as soon as practicable after effectiveness of the Registration Statement, provided that favorable market conditions exist. Any such underwriter or agent involved in the offer and sale of the Securities will be named in an applicable Prospectus Supplement.

  Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Corporation also may offer and sell the Securities in exchange for one or more of its outstanding issues of equity or debt or convertible debt securities. ENSERCH and/or Enserch Capital also may, from time to time, authorize firms acting as the Corporation's or Enserch Capital's agents to offer and sell the Securities upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from ENSERCH and/or Enserch Capital in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by ENSERCH and/or Enserch Capital to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Corporation, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Corporation for certain expenses.

  Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, ENSERCH and/or Enserch Capital in the ordinary course of business.

  If so indicated in an applicable Prospectus Supplement, ENSERCH will authorize dealers acting as ENSERCH's agents to solicit offers by certain institutions to purchase Debt Securities from ENSERCH at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Debt Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of ENSERCH. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Debt Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Debt Securities are being sold to underwriters, the Corporation shall have sold to such underwriters the total principal amount of the Debt Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

  Each series of Debt Securities, Preferred Stock and EC Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Securities are sold by the Corporation or Enserch Capital for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Securities may or may not be listed on a national securities exchange or a foreign securities exchange, except that the Common Stock is listed on the New York Stock Exchange, Midwest Stock

Exchange and the London Stock Exchange. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchanges, subject to official notice of issuance. No assurance can be given as to the liquidity of or the trading markets for any Securities.

                                 LEGAL OPINIONS

  The validity of the Securities of ENSERCH will be passed upon for the Corporation by William T. Satterwhite, Esquire, Senior Vice President and General Counsel of the Corporation, and for any underwriters or agents by Mudge Rose Guthrie Alexander & Ferdon, New York, New York, who will rely on the opinion of Mr. Satterwhite as to matters of Texas law. Certain matters of Delaware law relating to the validity of the EC Preferred Securities of Enserch Capital will be passed upon by Richards, Layton & Finger, P.A., as special Delaware counsel for Enserch Capital. In rendering their opinions, Mr. Satterwhite and Mudge Rose Guthrie Alexander & Ferdon will rely upon the opinion of Richards, Layton & Finger, P.A. as to certain matters of Delaware law.

  Mudge Rose Guthrie Alexander & Ferdon has from time to time performed legal services for the Corporation. Mudge Rose Guthrie Alexander & Ferdon acted as counsel to the Corporation in connection with the recent sale of the principal assets of its engineering and construction business. In the year ended December 31, 1993, and through February 15, 1994, Mudge Rose Guthrie Alexander & Ferdon collected approximately $604,000 in legal fees from the Corporation in connection with such services. As of December 31, 1993, Mr. Satterwhite owned 16,415 shares of Common Stock and held options to acquire 84,622 shares of Common Stock (of which 61,497 are presently exercisable) and 8,644 shares of Common Stock which were held for his account under an employee benefit plan. Mr. Satterwhite also participates in other employee benefit plans of the Corporation.

                                    EXPERTS

  The financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Corporation's Current Report on Form 8-K dated March 3, 1994, (containing financial statements for the year ended December 31, 1993) and from the Corporation's Annual Report on Form 10-K for the year ended December 31, 1993, have been audited by Deloitte & Touche, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

  With respect to any unaudited interim financial information included in the Corporation's Quarterly Reports on Form 10-Q, that are or will be incorporated herein by reference, Deloitte & Touche applies limited procedures in accordance with professional standards for reviews of such information. As stated in any of its reports that are included in the Corporation's Quarterly Reports on Form 10-Q, that are or will be incorporated herein by reference, Deloitte & Touche did not audit and did not express an opinion on such interim financial information. Accordingly, the degree of reliance on any of its reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche is not subject to the liability provisions of Section 11 of the Securities Act for any of its reports on such unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement filed under the Securities Act with respect to the Securities prepared or certified by an accountant within the meaning of Section 7 and 11 of the Securities Act.

  The estimates of reserves incorporated by reference in this Prospectus made by DeGolyer & MacNaughton, independent petroleum consultants, as set forth under "Properties" appearing in Part I and in Note 13 of the "Notes to Consolidated Financial Statements" appearing in Appendix A of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1993, and in Note 13 of the Notes to Consolidated Financial Statements appearing in Appendix A of the Corporation's Current Report on Form 8-K dated March 3, 1994, have been so set forth and incorporated herein in reliance upon the authority of such firm as experts.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
 NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ENSERCH, ENSERCH CAPITAL OR ANY UNDERWRITER. NEITHER THE
DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE
HAS BEEN NO CHANGE IN THE AFFAIRS OF ENSERCH OR ENSERCH CAPITAL SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN
OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Enserch Capital L.L.C. ....................................................  S-3
ENSERCH Corporation........................................................  S-3
Selected Financial Data of ENSERCH.........................................  S-4
Capitalization of ENSERCH..................................................  S-5
Use of Proceeds............................................................  S-5
Certain Investment Considerations..........................................  S-6
Description of the Series A Preferred Securities...........................  S-7
Description of the Guarantee............................................... S-17
Description of the Loans................................................... S-19
Description of the Loan Guarantee.......................................... S-26
Certain Terms of the   % Subordinated Debentures........................... S-27
United States Taxation..................................................... S-30
Underwriting............................................................... S-33
Validity of Securities..................................................... S-34

                                  PROSPECTUS

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Corporation............................................................    3
Use of Proceeds............................................................    4
Description of the Debt Securities.........................................    4
Description of ENSERCH Capital Stock.......................................   11
Enserch Capital and Enserch Preferred......................................   17
Plan of Distribution.......................................................   20
Legal Opinions.............................................................   21
Experts....................................................................   21

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                PREFERRED SECURITIES

                            ENSERCH CAPITAL L.L.C.

                      GUARANTEED TO THE EXTENT SET FORTH
                                   HEREIN BY
                             ENSERCH CORPORATION

                                  % CUMULATIVE
                 MONTHLY INCOME PREFERRED SECURITIES, SERIES A

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                             GOLDMAN, SACHS & CO.
                           BEAR, STEARNS & CO. INC.
                             KIDDER, PEABODY & CO.
             INCORPORATED
                                LEHMAN BROTHERS
                           PAINEWEBBER INCORPORATED
                          SMITH BARNEY SHEARSON INC.

                   REPRESENTATIVES OF THE UNDERWRITERS

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth those expenses to be incurred by ENSERCH in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission registration fee, all amounts shown are estimates.

      Securities and Exchange Commission Registration Fee............. $155,174
      Accounting Fees and Expenses....................................   75,000
      Printing and Engraving Expenses.................................  110,000
      Trustee's and Depositary's Fees and Expenses....................   10,000
      Stock Exchange Listing Fees.....................................   93,300
      Legal Fees and Expenses.........................................  115,000
      Blue Sky Expenses, Including Counsel Fees.......................   20,000
      Rating Agency Fees..............................................  218,750
      Miscellaneous Expenses..........................................    2,776
                                                                       --------
          Total....................................................... $800,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 2.02-1 of the Texas Business Corporation Act authorizes, inter alia, a corporation to indemnify any person who was, is, or is threatened to be made a named defendant or respondent to any action, suit, inquiry or investigation (a "proceedings") because such person is or was a director if it is determined that such person conducted himself in good faith and reasonably believed that,
(i) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; (ii) in all other cases, except for a criminal proceeding, that his conduct was not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. A determination that such indemnification is permissible, and the authorization of indemnification and the determination as to reasonableness of expenses must be made by either the disinterested shareholders, disinterested directors, or by special legal counsel selected by disinterested directors. A director is not entitled to such indemnification if he is found liable on the basis that personal benefit was improperly received by him or if he is found liable to the corporation. A corporation is required to indemnify a director or officer of the corporation against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director or officer of the corporation if he has been wholly successful, on the merits or otherwise, in the defense of the proceedings. Reasonable expenses may be advanced by the corporation if the director or officer who was, is or is threatened to be named a defendant or respondent in a proceeding delivers to the corporation a written statement of his good faith belief that he has met the standard of conduct necessary for indemnification under the Act and a written undertaking by him, or on his behalf, to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification is prohibited by this section. This section provides that if a director or officer of a corporation is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by such director or officer, the indemnification (1) is limited to reasonable expenses actually incurred by such director or officer in condition with the proceeding and (2) shall not be made in respect of any proceeding in which such director or officer shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. In addition, a court of competent jurisdiction may determine that a director or officer is entitled to indemnification under this section of the Texas Business Corporation Act.

  Section 2.02-1 of the Texas Business Corporation Act empowers a corporation to purchase and maintain insurance on behalf of directors and officers and certain other persons whether or not the corporation would have the power under such section to indemnify such person against liability.

  Article XIII of ENSERCH's Bylaws authorizes ENSERCH to indemnify any person who (i) is or was a director, officer, employee or agent of ENSERCH, or (ii) while a director, officer, employee or agent of ENSERCH, is or was serving at the request of ENSERCH as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise to the fullest extent that a corporation may or is required to grant indemnification to a director under the Texas Business Corporation Act. ENSERCH also may indemnify any person to such further extent as permitted by law.

  Additionally, Article Eight of ENSERCH's Restated Articles of Incorporation eliminates in certain circumstances the monetary liability of directors of ENSERCH for an act or omission in the director's capacity as a director. This provision does not eliminate or limit the liability for (i) a breach of a director's duty of loyalty to ENSERCH or its shareholder; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission for which the liability of the director is expressly provided for by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend.

  ENSERCH carries directors' and officers' liability insurance which insures ENSERCH's directors and officers against liability for any "wrongful act" arising out of their position, and which is not reimbursable under the ENSERCH's Bylaws or which, if reimbursable, ENSERCH has not paid or is unable to pay. These provisions of the policy pertaining to officers and directors are also subject to several exclusions, including losses covered under other forms of insurance, losses occasioned by violations of governmental regulations and ordinances, losses for which insurance would be against public policy and others recited therein.

ITEM 16. EXHIBITS

  Unless otherwise noted, the following exhibits have been previously filed:

  EXHIBIT
    NO.                               DOCUMENT
  -------                             --------
  1.1      Form of Debt Underwriting Agreement including Form of Letter to prospective underwriters of Debt Securities.
  1.2      Form of Equity Underwriting Agreement.
  1.3      Form of Agency Agreement.
  1.4      Form of Equity Underwriting Agreement of Enserch Capital.
  4.1*     Form of Debt Securities.
  4.2*     Form of Medium-Term Note (fixed rate).
  4.3*     Form of Medium-Term Note (floating rate).
  4.4      Senior Indenture, dated as of February 15, 1992, between the
           Corporation and The First National Bank of Chicago, as Trust-
           ee.
  4.5      Form of Subordinated Indenture between the Corporation and The
           First National Bank of Chicago, as Trustee.
  4.6      Form of resolution of the Securities Committee of the Board of
           Directors of the Corporation authorizing and creating a series of Preferred Stock.
  4.7      Form of specimen certificate representing shares of Preferred
           Stock.
  4.8      Form of specimen certificate representing shares of Common
           Stock.
  4.9      Form of Deposit Agreement.

  EXHIBIT
    NO.                               DOCUMENT
  -------                             --------
  4.10     Form of Depositary Receipt (included in Exhibit 4.9).
  4.11     Restated Articles of Incorporation of the Corporation, as
           amended (incorporated by reference to Exhibit 3.1 of the Cor-
           poration's Form 10-K for the Year Ended December 31, 1988
           [File No. 1-3183]).
  4.12     Rights Agreement, dated as of April 15, 1986, between the Cor-
           poration and Harris Trust Company of New York (incorporated by reference to Exhibit 4.5 of the Corporation's Registration
           Statement on Form S-3 [No. 33-45688]).
  4.13     Bylaws of the Corporation, as amended.
  4.14     Certificate of Formation of Enserch Capital L.L.C. ("Enserch
           Capital").
  4.15     Limited Liability Company Agreement of Enserch Capital.
  4.16     Certificate of Incorporation of Enserch Preferred Capital,
           Inc. ("Enserch Preferred").
  4.17     Bylaws of Enserch Preferred.
  4.18**   Form of Amended and Restated Limited Liability Company Agree-
           ment of Enserch Capital.
  4.19     Form of Amended and Restated Certificate of Incorporation of
           Enserch Preferred.
  4.20     Form of EC Preferred Securities (included in Exhibit 4.18
           hereto).
  4.21**   Form of Capital Loan Agreement between Enserch Preferred and
           Enserch Capital.
  4.22**   Form of Preferred Loan Agreement between ENSERCH and Enserch
           Preferred.
  4.23**   Form of Preferred Securities Payment and Guarantee Agreement.
  4.24**   Form of Loan Payment and Guarantee Agreement.
  4.25**   Form of Subordinated Debenture issuable in exchange for EC
           Preferred Securities.
  5.1      Opinion of William T. Satterwhite, Esquire, as to the legality of the Securities of ENSERCH.
  5.2      Opinion of Richards, Layton & Finger, P.A. as to validity of
           EC Preferred Securities of Enserch Capital.
  5.3      Opinion of William T. Satterwhite, Esquire, as to validity of
           Securities of Enserch Preferred.
  5.4**    Opinion of Sullivan & Cromwell as to tax matters.
 12        Computations of ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock div-
           idends.
 15        Letter of Deloitte & Touche regarding unaudited interim finan-
           cial information.
 23.1      Consent of Deloitte & Touche.
 23.2      Consent of DeGolyer and MacNaughton.
 23.3      Consent of William T. Satterwhite (included in Exhibits 5.1 and 5.3 hereto).
 23.4      Consent of Richards, Layton & Finger, P.A. (included in Ex-
           hibit 5.2 hereto).
 23.5**    Consent of Sullivan & Cromwell (included in Exhibit 5.4 here-
           to).
 24        Powers of Attorney.
 24.1      Powers of Attorney--Enserch Preferred.
 25.1      Statement of Eligibility under the Trust Indenture Act of
           1939, as amended, of The First National Bank of Chicago, as
           Trustee under the Senior Debt Indenture.

  EXHIBIT
    NO.                              DOCUMENT
  -------                            --------
 25.2      Statement of Eligibility under the Trust Indenture Act of
           1939, as amended, of The First National Bank of Chicago, as
           Trustee under the Subordinated Debt Indenture.

- --------
   *The Corporation will file any forms of Debt Securities, Preferred Stock or EC Preferred Securities not previously so filed in a current Report on Form 8-K.
  **Filed with this amendment.

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that the undertakings set forth in paragraph (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by ENSERCH pursuant to Section 13 or 15(d) of the Securities Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of ENSERCH's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrants pursuant to the provision described under Item 15 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrants hereby undertake that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO REQUIREMENTS OF THE SECURITIES ACT OF 1933, ENSERCH CORPORATION CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILLING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 33-52525 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS AND STATE OF TEXAS ON THE 4TH DAY OF APRIL 1994.

                                          ENSERCH CORPORATION

                                                   /s/ D. W. Biegler
                                          By: _________________________________
                                                     D. W. Biegler,
                                              Chairman and President, Chief
                                                    Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1993, ENSERCH CAPITAL L.L.C. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 33-52525 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF DALLAS AND STATE OF TEXAS, ON THE 4TH DAY OF APRIL 1994.

                                          ENSERCH CAPITAL L.L.C.

                                          By: ENSERCH CORPORATION,

                                                   /s/ D. W. Biegler
                                          By: _________________________________
                                          Name:D. W. Biegler,
                                          Title: Chairman and President, Chief
                                                 Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, ENSERCH PREFERRED CAPITAL, INC. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 33-52525 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF DALLAS AND STATE OF TEXAS, ON THE 4TH DAY OF APRIL 1994.

                                          ENSERCH PREFERRED CAPITAL, INC.

                                                   /s/ D. W. Biegler
                                          By: _________________________________
                                          Name:D. W. Biegler,
                                          Title: Chairman and President, Chief
                                                 Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 33-52525 HAS BEEN SIGNED BELOW BY THE FOLLOWING DIRECTORS AND OFFICERS OF ENSERCH CORPORATION IN THE CAPACITIES AND ON THE DATE INDICATED.

      SIGNATURE AND TITLE                             DATE
      -------------------                             ----
D. W. Biegler, Chairman and
 President,
Chief Executive Officer, and
 Director;
William B. Boyd, Director; B.
 A.
Bridgewater, Jr., Director;
 Lawrence E.
Fouraker, Director; Preston M.
 Geren, Jr.,
Director; Marvin J. Girouard,
 Director;
Joseph M. Haggar, Jr.,
 Director; W. C. McCord,                         April 4, 1994
Director; Diana S. Natalicio,
 Director;
W. Ray Wallace, Director; S. R.
 Singer,
Senior Vice President, Finance
 and
Corporate Development, Chief
 Financial
Officer; Jerry W. Pinkerton,
 Vice
President and Controller, Chief
Accounting Officer

   /s/ D. W. Biegler
By: _________________
    D. W. Biegler,
  As Attorney-in-Fact

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 33-52525 HAS BEEN SIGNED BELOW BY THE FOLLOWING DIRECTORS AND OFFICERS OF ENSERCH PREFERRED CAPITAL, INC. IN THE CAPACITIES AND ON THE DATE INDICATED.

      SIGNATURE AND TITLE                            DATE
      -------------------                            ----
D. W. Biegler, Chairman and
 President, Chief Executive
 Officer and Director
W. T. Satterwhite, Director;
S. R. Singer, Chief Financial
 Officer and Director; and                      April 4, 1994
J.W. Pinkerton, Vice President
 and Controller

 /s/ D. W. Biegler
By: _________________
    D. W. Biegler,
  As Attorney-in-Fact

  EXHIBIT
    NO.                             DOCUMENT                           PAGE NO.
  -------                           --------                           --------
  1.1      Form of Debt Underwriting Agreement including Form of
           Letter to prospective underwriters of Debt Securities.
  1.2      Form of Equity Underwriting Agreement.
  1.3      Form of Agency Agreement.
  1.4      Form of Equity Underwriting Agreement of Enserch Capital.
  4.1*     Form of Debt Securities.
  4.2*     Form of Medium-Term Note (fixed rate).
  4.3*     Form of Medium-Term Note (floating rate).
  4.4      Senior Indenture, dated as of February 15, 1992, between
           the Corporation and The First National Bank of Chicago,
           as Trustee.
  4.5      Form of Subordinated Indenture between the Corporation
           and The First National Bank of Chicago, as Trustee.
  4.6      Form of resolution of the Securities Committee of the
           Board of Directors of the Corporation authorizing and
           creating a series of Preferred Stock.
  4.7      Form of specimen certificate representing shares of Pre-
           ferred Stock.
  4.8      Form of specimen certificate representing shares of Com-
           mon Stock.
  4.9      Form of Deposit Agreement.
  4.10     Form of Depositary Receipt (included in Exhibit 4.9).
  4.11     Restated Articles of Incorporation of the Corporation, as
           amended (incorporated by reference to Exhibit 3.1 of the
           Corporation's Form 10-K for the Year Ended December 31,
           1988 [File No. 1-3183]).
  4.12     Rights Agreement, dated as of April 15, 1986, between the
           Corporation and Harris Trust Company of New York (incor-
           porated by reference to Exhibit 4.5 of the Corporation's
           Registration Statement on Form S-3 [No. 33-45688]).
  4.13     Bylaws of the Corporation, as amended.
  4.14     Certificate of Formation of Enserch Capital L.L.C.
           ("Enserch Capital").
  4.15     Limited Liability Company Agreement of Enserch Capital.
  4.16     Certificate of Incorporation of Enserch Preferred Capi-
           tal, Inc. ("Enserch Preferred").
  4.17     Bylaws of Enserch Preferred.
  4.18**   Form of Amended and Restated Limited Liability Company
           Agreement of Enserch Capital.
  4.19     Form of Amended and Restated Certificate of Incorporation
           of Enserch Preferred.
  4.20     Form of EC Preferred Securities (included in Exhibit 4.18
           hereto).
  4.21**   Form of Capital Loan Agreement between Enserch Preferred
           and Enserch Capital.
  4.22**   Form of Preferred Loan Agreement between ENSERCH and
           Enserch Preferred.
  4.23**   Form of Preferred Securities Payment and Guarantee Agree-
           ment.
  4.24**   Form of Loan Payment and Guarantee Agreement.
  4.25**   Form of Subordinated Debenture issuable in exchange for
           EC Preferred Securities.

  EXHIBIT
    NO.                            DOCUMENT                           PAGE  NO.
  -------                          --------                           ---------
  5.1      Opinion of William T. Satterwhite, Esquire, as to the
           legality of the Securities of ENSERCH.
  5.2      Opinion of Richards, Layton & Finger, P.A. as to valid-
           ity of EC Preferred Securities of Enserch Capital.
  5.3      Opinion of William T. Satterwhite, Esquire, as to valid-
           ity of Securities of Enserch Preferred.
  5.4**    Opinion of Sullivan & Cromwell as to tax matters.
 12        Computations of ratio of earnings to fixed charges and
           ratio of earnings to combined fixed charges and pre-
           ferred stock dividends.
 15        Letter of Deloitte & Touche regarding unaudited interim
           financial information.
 23.1      Consent of Deloitte & Touche.
 23.2      Consent of DeGolyer and MacNaughton.
 23.3      Consent of William T. Satterwhite (included in Exhibits
           5.1 and 5.3 hereto).
 23.4      Consent of Richards, Layton & Finger, P.A. (included in
           Exhibit 5.2 hereto).
 23.5**    Consent of Sullivan & Cromwell (included in Exhibit 5.4
           hereto).
 24        Powers of Attorney.
 24.1      Powers of Attorney--Enserch Preferred.
 25.1      Statement of Eligibility under the Trust Indenture Act
           of 1939, as amended, of The First National Bank of Chi-
           cago, as Trustee under the Senior Debt Indenture.
 25.2      Statement of Eligibility under the Trust Indenture Act
           of 1939, as amended, of The First National Bank of Chi-
           cago, as Trustee under the Subordinated Debt Indenture.

- --------

   *The Corporation will file any forms of Debt Securities, Preferred Stock or EC Preferred Securities not previously so filed in a current Report on Form 8-K.

  **Filed with this amendment.